                                                                     Exhibit 2.4




                            STOCK PURCHASE AGREEMENT

                                      AMONG

                            Federal Data Corporation

                                       AND

                         Gary S. and Areather T. Murray,
                               William S. Strang,
                             Holton B. Shipman, Jr.,
                                 James K. White,
                              Peter A. Perucci and
                               Myron P. Erkiletian

                                       AND

                     Sylvest Management Systems Corporation




                                  June 18, 1997

                            STOCK PURCHASE AGREEMENT

Agreement entered into as of June 18, 1997, by and among Federal Data Corporation, a Delaware corporation (the "BUYER"), and Gary S. and Areather T. Murray, William S. Strang (together, the "MAJORITY HOLDERS"), Holton B. Shipman, Jr., James K. White, Peter A. Perucci and Myron P. Erkiletian (together, the "MINORITY HOLDERS" and collectively with the Majority Holders, the "SELLERS"), and Sylvest Management Systems Corporation, a Maryland corporation (the "TARGET"). The Buyer, the Sellers and Target are referred to collectively herein as the "PARTIES."

     Sellers in the aggregate own all of the outstanding capital stock of Target. Target is engaged in a business that consists primarily of providing goods and services relating to computer hardware and software, systems integration, network design, technical support and other areas of information technology to agencies of the Government of the United States pursuant to contracts with such agencies and subcontracts under prime contracts with such agencies (the "BUSINESS").

     This Agreement contemplates a transaction in which, on and subject to the terms hereinafter set forth, Buyer will purchase from Sellers, and Sellers will sell to the Buyer, all of the outstanding capital stock of Target, all as more specifically set forth herein.

     Now, therefore, in consideration of the premises and the mutual promises, representations, warranties, and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

1.   DEFINITIONS.

     "ADJUSTED NET INCOME" means the aggregate of the net income (loss) of Target for the period from January 1, 1997 through June 30, 1997, determined in accordance with GAAP pursuant to an audit by Coopers & Lybrand, L.L.P., excluding, however, (a) any consideration of the Compensation Amount and any related provisions for Income Taxes related thereto (but taking into consideration any employment related taxes for which Target is liable with respect thereto), and (b) any extraordinary gain or loss, together with any related provisions for Income Taxes on such extraordinary gain or loss, and after such audit, adjusted on a basis consistent with the Adjustments used to prepare the unaudited pro forma balance sheet and income statement provided pursuant to section 4(g)(iii) of this Agreement. Adjusted Net Income shall be determined on a basis consistent with the information used in preparing the Closing Net Asset Statement.

     "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "APPLICABLE RATE" means the prime rate of interest published from time to time in the Wall Street Journal plus 2% per annum.

     "AFFILIATE" means, as to any Person, any corporation, partnership, limited liability company or other entity which controls, is controlled by, or under common control with, such Person, and as to any Person which is a corporation or limited liability company, any director, managing member, officer or greater than 10% shareholder of such Person.

     "ANCILLARY AGREEMENTS" mean the Noncompetition Agreements executed by TimeBridge Technologies, Inc., Gary S. Murray and William S. Strang, the Management Agreement executed by Rene LaVigne, the Consulting Agreements executed by Gary S. Murray and William S. Strang, and the Cooperation Agreement executed by Target and TimeBridge Technologies, Inc., and the Escrow Agreement among Buyer, the Sellers and a mutually satisfactory escrow agent, all in connection with the transactions contemplated by this Agreement.

     "ASSETS" means all of Target's right, title and interest in and to properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by Target, other than the Excluded Assets (collectively, not including such Excluded Assets, the "ASSETS").

     "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "BUSINESS" has the meaning set forth in the Preface.

     "BOOKS AND RECORDS" means (a) all records and lists pertaining to Target, the Assets, the Business, customers, suppliers or personnel of Target, (b) all product, business and marketing plans of Target and (c) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Target and relating to Target, the Business or the Assets, except for any records or reports relating solely to (x) the reports relating to valuation described on Section 4(e) of the Disclosure Schedule, and (y) any agreement between or among shareholders which will be terminated as of the Closing, with no terms surviving thereafter (the "EXCLUDED BOOKS AND RECORDS").

     "BUYER" has the meaning set forth in the preface above.

     "CLAIM" means any claim for indemnification pursuant to Section 9 of this Agreement.

     "COMPENSATION AMOUNT" means one-time bonuses payable to certain Business Employees immediately prior to the Closing, which bonuses shall, in the aggregate, equal $2,830,000.

     "CLOSING" has the meaning set forth in section 2(f) below.

     "CLOSING DATE" has the meaning set forth in section 2(f) below.

     "CLOSING DATE NET ASSETS" has the meaning set forth in section 2(c)(i) below.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "CONFIDENTIAL INFORMATION" means any information concerning the Target, Business, or Assets or the businesses and affairs of Buyer, or their respective Affiliates that is not already generally available to the public.

     "CONTRACT" means any written agreement, contract, lease, purchase order, memoranda of understanding or other binding contractual commitment of Target, provided, however, that the term Contract shall not, for any purpose hereof, include any Excluded Assets.

     "DISCLOSURE SCHEDULE" has the meaning set forth in section 4 below.

     "EBIT" means, for any period, the Adjusted Net Income for such period, adjusted to deduct therefrom interest income and to add thereto the following, to the extent deducted in calculating such Adjusted Net Income: (a) income tax expense, (b) interest expense, and (c) any employment related taxes for which Target is liable with respect to the Compensation Amount.

     "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan.

     "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Section 3(2).

     "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Section 3(1).

     "ENVIRONMENTAL LAWS" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, judgments, orders, codes, or injunctions, which impose liability for or standards of conduct concerning the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Substances including, The Resource Conservation and Recovery Act of 1976, as amended, The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), The Toxic Substances Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, to the extent it relates to the handling of and exposure to hazardous or toxic materials or similar substances, and any other so-called "Superfund" or "Superlien" law.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ESCROW AGREEMENT" means the Escrow Agreement among Buyer, Sellers and a mutually acceptable escrow agent, in the form to be agreed upon between Buyer and the Seller Representative, relating to the holding of certain proceeds from the prepayment of the Notes and the disbursement of such proceeds, as set forth herein and therein.

     "EXCLUDED ASSETS" notwithstanding any other provision of this Agreement, shall mean the following assets of Target which are to be transferred by Target prior to or simultaneously with the Closing hereunder, so that such assets will not be owned by Target after consummation of the transactions contemplated hereby:

          (i) all receivables or notes payable from Affiliates of Target or shareholders of Target;

          (ii) all of Target's causes of action, choses in action, rights of recovery and rights of set-off of any kind against any Person arising out of or relating to the Excluded Assets or the Excluded Liabilities;

          (iii) any refunds of Taxes for periods ending on or prior to the Closing Date;

          (iv) all assets set forth on section 5(d) of the Disclosure Schedule, which will be held by TimeBridge Technologies, Inc. and/or Gary S. Murray or a corporation controlled by him as of the Closing and additional assets acquired after April 30, 1997, as set forth in a supplement to such section 5(d) to be provided by Sellers at least two (2) Business Days prior to Closing and approved by Buyer, such approval not to be unreasonably withheld; and

          (v) all unbilled receivables arising from the assets included on section 5(d) of the Disclosure Schedule.

     "EXCLUDED LIABILITIES" notwithstanding any other provision of this Agreement, shall mean the following liabilities and obligations of Target or relating to the Business or the Assets, which are not intended to be borne by Target or Buyer by reason of the purchase of the Target Shares pursuant to the terms of this Agreement:

     (a) all causes of action, choses in action, rights of recovery and rights of set-off of any kind by any Person against Target arising out or relating to any acts or omissions of Target, or any events occurring, prior to the Closing Date;

     (b) all liabilities and obligations for Taxes of Target relating to the periods ending on or prior to the Closing Date except to the extent such liabilities and obligations relate to current periods and have been accrued for on the Closing Date Net Asset Statement;

     (c) all liabilities and obligations incurred by or on behalf of the Sellers, Target or Target's Affiliates in connection with (i) the transactions contemplated by this Agreement, including any fees due to Quarterdeck Investment Partners, Inc., Shaw, Pittman, Potts & Trowbridge or, except as expressly set forth herein, Coopers & Lybrand, L.L.P., or (ii) the transactions described in section 5(d) below and the formation of TimeBridge Technologies, Inc., including any fees due to Sack & Associates and Haronson, Fetridge & Weigel;

     (d) all liabilities and obligations (other than accounts payable constituting Retained Accounts) directly arising out of the Excluded Assets, as set forth on section 5(d) of the Disclosure Schedule attached hereto or out of the business operated with such Excluded Assets, or the business of TimeBridge Technologies, Inc.;

     (e) all liabilities and obligations to Affiliates of Target other than for the provision of goods or services in the ordinary course of business on arm's length terms;

     (f) all other liabilities and obligations for which TimeBridge Technologies, Inc. or any Seller has expressly assumed responsibility pursuant to this Agreement or otherwise;

     (g)  all Pre-Closing Environmental Liabilities;

     (h) all liabilities and obligations relating to former employees of Target no longer employed by Target as of the close of business on the business day prior to the Closing Date, including the employees designated on section 5(k) of the Disclosure Schedule, except to the extent that Buyer has specifically agreed that Target shall retain responsibility for such obligations in this Agreement;

     (i) all obligations for any indebtedness for borrowed money; except to the extent the same are reflected on the Closing Net Asset Statement;

     (j) all other obligations and liabilities of Target accruing, or incurred by Target, any time prior to the Closing except to the extent such obligations and liabilities are accrued or noted on the Closing Net Asset Statement;

     "FIDUCIARY" has the meaning set forth in ERISA Section 3(21).

     "FINANCIAL STATEMENTS" has the meaning set forth in section 4(g) below.

     "FIXTURES" means any fixtures, machinery, installations and building equipment owned by Target and located at or on any Leased Real Property.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time, except to the extent deviations therefrom are applied in making the Adjustments.

     "GOVERNMENTAL AUTHORITY" means any Federal, state, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, court, tribunal, arbitrator or arbitral body.

     "GOVERNMENT CONTRACTS" means contracts or subcontracts held by Target in which the ultimate contracting party is the United States government or any agency or instrumentality thereof.

     "GOVERNMENT-FURNISHED PROPERTY" means all machinery, equipment, tools, dies, spare parts and all other personal property and fixtures loaned, bailed or otherwise furnished by the United States Government to the Target pursuant to the Government Contracts.

     "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "HAZARDOUS SUBSTANCE" means any hazardous or toxic substance or waste, pollutant or contaminant including petroleum products, asbestos, PCBs and radioactive materials.

     "INCOME TAX" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

     "INCOME TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "INDEMNIFIED PARTY" has the meaning set forth in section 9(d)(i) below.

     "INDEMNIFYING PARTY" has the meaning set forth in section 9(d)(i) below.

     "INTELLECTUAL PROPERTY" means the following, to the extent related to the Business (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "INVENTORY" means all inventory owned by Target or reflected on the Closing Net Asset Statement and held for resale in the Business, wherever the same may be located.

     "KNOWLEDGE" means actual knowledge. Subject to the remaining provisions of this definition, as to any corporation, limited liability company or partnership, the knowledge of any executive officer of such corporation or the managing member or managing director of such limited liability company or any general partner of any such partnership shall constitute knowledge of the entity. Any reference in this Agreement to "Knowledge of Majority Holders" or "Knowledge of Target" or other similar phrase shall mean the Knowledge of Gary Murray, Areather Murray and William Strang, Holton Shipman, Rene LaVigne,

Christopher Lynch, Mays Nakashima, Shirley Bharath, Stuart Strang and Susan Pequigney. Any reference in this Agreement to "Knowledge of Buyer" or other similar phrase shall mean the Knowledge of Allan Holt, Peter Clare, Lisa Valentine, Dan Young or Charles Mathews.

     "LEASEHOLD IMPROVEMENTS" shall mean all leasehold improvements situated in or on the Leased Real Property used in the Business and owned by Target.

     "LOSS CONTRACT" means any Contract for which Target has accrued a loss on its financial statements or which Target reasonably expects, based on Target's Knowledge as of the date of this Agreement and the Closing Date, to result in a loss.

     "MAJORITY HOLDERS" has the meaning set forth in the preface above.

     "MATERIAL ADVERSE CHANGE" means any change relating to the Business or the Assets which has a Material Adverse Effect.

     "MATERIAL ADVERSE EFFECT" means a material adverse affect on the business, financial condition, operations, results of operations or future prospects (to the extent reasonably foreseeable as of the date hereof or the date of Closing) of the Business or the Assets taken as a whole.

     "MINORITY HOLDER" has the meaning set forth in the preface above.

     "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements.

     "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in section 4(g) below.

     "MOST RECENT FISCAL MONTH END" has the meaning set forth in section 4(g) below.

     "MOST RECENT FISCAL YEAR END" has the meaning set forth in section 4(g) below.

     "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Section 3(37).

     "PARTY" means Buyer and each Seller.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department agency, or political subdivision thereof).

     "PERSONAL PROPERTY" shall mean all of the personal property, whether tangible or intangible, owned by Target, except for the personal property on section 5(d) of the Disclosure Schedule.

     "PRE-CLOSING ENVIRONMENTAL LIABILITIES" means, in connection with the Business or the Real Property, any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any Person or Government Authority alleging liability or potential liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from circumstances which, as of the Closing Date, exist and form the basis of any violation or alleged violation of any Environmental Laws, including the presence, Release or threatened Release of any Hazardous Substance.

     "PURCHASE PRICE" has the meaning set forth in section 2(b) below.

     "REAL PROPERTY" means all real property owned, leased, operated or occupied by the Target as of the date of this Agreement, except for the real property described in section 5(d) of the Disclosure Schedule (Excluded Assets), together with all Leasehold Improvements or Fixtures located thereon.

     "REFERENCE AMOUNT" means $3,270,000.

     "RELEASE" means any spill, leak, discharge, disposal, pumping, pouring, emitting, emptying, injecting, abandoning, leaching, dumping or allowing to escape of any Hazardous Substance.

     "RETAINED ACCOUNT" means all billed accounts receivable and trade accounts payable arising from the assets described on section 5(d) of the Disclosure Schedule, but retained by Target, but only to the extent such accounts are reflected on the Closing Net Asset Statement.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, OTHER THAN (a)(i) mechanic's, materialmen's, and similar liens, and (ii) other statutory liens, which have been disclosed to Buyer, with respect to amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings which have been disclosed to Buyer, for which adequate reserves are maintained and reflected on the Financial Statements, to the extent required by GAAP (c) purchase money liens and liens securing rental payments under capital lease arrangements which are reflected on the Closing Net Asset Statement and which do not arise in whole or in part from indebtedness or capital lease arrangements which constitute Excluded Assets, and (d) other encumbrances disclosed in the Schedules to this Agreement.

     "SELLER REPRESENTATIVE" means Gary S. Murray, or any other Seller hereafter designated by a majority in interest of the Sellers to act in the capacity of Seller Representative under this Agreement, which other Seller shall be identified to Buyer by written notice in accordance with the terms hereof.

     "SUBSIDIARY" means any corporation, partnership, limited liability company, joint venture or other entity in which Target, directly or indirectly, holds more than fifty percent (50%) of the voting power of all equity securities or other ownership interests of such entity, or possesses, directly or indirectly, power to direct or cause the direction of management or policies (whether through ownership of voting securities or otherwise).

     "SELLER" has the meaning set forth in the preface above.

     "TARGET" has the meaning set forth in the preface above.

     "TARGET SHARE" means any share of the Common Stock, par value $1.00 per share, of Target.

     "TAX" or "TAXES" means any federal, state, local or foreign net or gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, governmental fee or like assessment or charge of any kind whatsoever, together with any interest and penalties, whether as a primary obligor or as a result of being a "transferor" (within the meaning of Section 6901 of the Code and any corresponding state and local law) of another person or a member of an affiliated, consolidated or combined group.

     "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "TIMEBRIDGE TECHNOLOGIES" means TimeBridge Technologies, Inc. a Delaware corporation, and any Affiliates thereof.

     "THIRD PARTY CLAIM" has the meaning set forth in section 9(d) below.

     Other Defined Terms. The following terms shall have the meanings defined for such terms in the Section set forth below:



               TERM                          SECTION REFERENCE
               ----                          -----------------
               Adjustments                     Section 4(g)
               Assignment of Claims Act        Section 4(c)
               Assignment of Contracts         Section 4(c)
               Act Business Employees          Section 5(k)
               Buyer Indemnification           Section 9(b)
               Matter  Buyer Parties           Section 9(b)
               Cash Consideration              Section 2(b)
               CERCLA                          Section 1
               Closing Net Asset
               Statement                       Section 2(c)

               Cooperation Agreement           Section 6(c)(ii)
               Coopers                         Section 2(d)
               Determination Date              Section 2(c)(i)
               EBIT Objection Notice           Section 2(d)(i)
               EBIT Report                     Section 2(d)
               June 30 EBIT                    Section 2(d)
               Leased Real Property            Section 4(m)(ii)
               Material Contracts              Section 4(p)(i)
               Material Lease                  Section 4(m)(ii)
               Material Intellectual
               Property                        Section 4(o)(i)
               Material Non-Owned
               Intellectual  Property          Section 4(o)(ii)
               Net Assets                      Section 2(c)(i)
               Noncompetition Agreement        Section 2(e)
               Note                            Section 2(b)
               Objection Notice                Section 2(c)(ii)
               Parties                         preface
               Permit                          Section 4(r)
               Post-Closing Adjustment         Section 2(c)(ii)
               Pre-Closing Default             Section 11(a)
               Product Warranties              Section 6(d)
               Projections                     Section 4(h)
               Pro Rata Share                  Section 2(b)
               Receivables and Unbilled
               Costs                           Section 4(z)(iii)
               Required Consents               Section 5(g)
               Retained Employees              Section 5(k)
               S Corporation                   Section 4(1)(vii)
               Seller Indemnification
               Matters                         Section 9(c)
               Seller Parties                  Section 9(c)
               Shareholder Agreements          Section 3(b)(iv)
               Termination Date                Section 11(a)(iv)
               TimeBridge Transfers            Section 5(d)


2.   PURCHASE AND SALE OF TARGET SHARES.

     (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each Seller, and each Seller agrees to sell to the Buyer, all of such Seller's Target Shares, free and clear of all restrictions, for the consideration specified below in this section 2.

     (b) TOTAL CONSIDERATION AND TERMS. The aggregate consideration for the Target Shares to be purchased by the Buyer hereunder (the "PURCHASE PRICE") shall, subject to adjustment as provided in section 2(c) hereof, consist of (i) Thirty-Three Million Three Hundred Forty Nine Thousand Five Hundred Seventy Three Dollars ($33,349,573) in cash

(the "CASH CONSIDERATION"); and (ii) promissory notes in the form attached hereto as Exhibit A (collectively, the "NOTES"), made by Federal Data Corporation, in the aggregate principal amount of Seven Million Dollars ($7,000,000), which aggregate principal amount shall be subject to increase as set forth therein, and subject to the rights of set-off as provided in section 9(g) hereof. At the Closing, the Buyer shall pay to the Sellers by wire transfer of immediately available funds to an account or accounts designated in writing by the Sellers an amount equal to the Cash Consideration and issue and deliver to the Sellers the Notes. The Purchase Price shall be paid to or as directed in writing by each of the Sellers in proportion to their respective holdings of Target Shares as set forth in section 3(b) of the Disclosure Schedule (their respective "PRO RATA SHARES").

     (c) NET ASSET ADJUSTMENT. Not later than ninety (90) days after the Closing Date, the Majority Holders shall cause to be prepared and delivered to Buyer an audited special purpose statement of the Net Assets (as defined below) as of the Closing (the "CLOSING NET ASSET STATEMENT") which shall have been audited by Coopers & Lybrand L.L.P. in accordance with GAAP, applied on a basis consistent with, and following the accounting principles, procedures, policies and methods employed by Target in preparing Target's Most Recent Fiscal Year End balance sheet (to the extent consistent with GAAP); provided, however, that appropriate adjustments shall be made to exclude the Excluded Assets and Excluded Liabilities. It is understood that the Closing Net Asset Statement will reflect payment of, and any liability incurred for, payment of the Compensation Amount. Buyer and Sellers each shall be responsible for one-half of the fees and expenses charged by Coopers & Lybrand for preparing such Closing Net Asset Statement. Buyer and Sellers shall promptly provide the other Party hereto access to, and copies of, all information reasonably requested by the other Party or its representatives in connection with the preparation of the Closing Net Asset Statement or to investigate the basis of any dispute therewith (provided that Sellers shall not be required to provide any Excluded Books and Records which would not reasonably be deemed material to the preparation of the Closing Net Asset Statement).

          (i) Buyer shall have a period of thirty (30) days after delivery to it of the Closing Net Asset Statement to provide to the Seller Representative notice setting forth with reasonable specificity any objection thereto, which objection shall relate only to any matters which affect the amount of Net Assets shown on the Closing Net Asset Statement (an "OBJECTION NOTICE"). Failure to provide an Objection Notice within such thirty-day period shall constitute Buyer's approval of the Closing Net Asset Statement as so delivered. If Buyer timely provides an Objection Notice, Buyer and the Seller Representative shall promptly commence good faith discussions in an attempt to resolve any issues raised in the Objection Notice. If Buyer and the Seller Representative are unable to resolve such dispute within thirty (30) days after the delivery of the Objection Notice, such dispute shall be resolved by a Big Six accounting firm mutually acceptable to the Buyer and the Majority Holders or, in the absence of agreement, by a Big Six accounting firm selected by lot after eliminating Target's and Buyer's principal outside accountants and one additional firm designated as objectionable by Buyer and the Seller Representative. At or prior to the time such dispute is submitted to such accounting firm for resolution, Buyer shall provide a specific proposed Net Asset amount. The accounting firm so selected shall make its determination within thirty (30) days after delivery to it of the Objection Notice which determination shall be final and binding upon the Parties with respect to the Post-Closing Adjustment. The fees and expenses of such accounting firm shall be paid by the Buyer and the Sellers pro rata in accordance with each Party's asserted position relative to the accounting firm's final determination. The amount of the Net Assets on the Closing Net Assets Statement, as determined pursuant to this section, shall be the "CLOSING DATE NET ASSETS." For purposes of this Agreement, "NET ASSETS" means the book value of total Assets owned by Target as of the Closing, less the book value of Target's liabilities as of the Closing, other than all Excluded Liabilities, each as determined in accordance with GAAP, applied on a basis consistent with, and following the accounting principles, procedures, policies and methods employed by Sellers in preparing Target's Most Recent Fiscal Year End balance sheet. The date on which the Closing Date Net Assets is determined shall be the "DETERMINATION DATE." The "POST-CLOSING ADJUSTMENT" shall be computed by subtracting the Reference Amount from the Closing Date Net Assets.

          (ii) If the Post-Closing Adjustment is a positive number, Buyer shall pay to each of the Sellers his Pro Rata Share of such excess, in immediately available funds, within ten (10) business days after the Determination Date.

          (iii) If the Post Closing Adjustment is a negative number, such deficiency shall be disbursed to Buyer from the Escrow Account provided for in the Escrow Agreement, (or, if no such Escrow Account has been established, then by Sellers in accordance with their respective Pro Rata Shares) in immediately available funds, within ten (l0) business days after the Determination Date.

     (d)  ADJUSTMENT TO NOTE.

          (i) Not later than ninety (90) days after the Closing Date, the EBIT generated by the Business and the Assets for the period from January 1, 1997 through June 30, 1997 (the "June 30 EBIT") shall be determined by Coopers & Lybrand L.L.P. ("Coopers") in accordance with GAAP, applied on a basis consistent with, and following the accounting principles, procedures, policies and methods employed in preparing Target's Most Recent Fiscal Year End balance sheet and the Closing Net Asset Statement, to the extent not inconsistent with GAAP. Buyer shall timely provide Coopers & Lybrand with access to all necessary information and records required to make such determination. Buyer and Sellers each shall be responsible for one-half of the fees and expenses charged by Coopers Lybrand for determining such EBIT. Coopers shall deliver a report of the June 30 EBIT (the "EBIT Report") within such ninety day period to Buyer and Seller's Representative.

          (ii) Each of Buyer and the Seller Representative shall have a period of thirty (30) days after delivery to it of the EBIT Report to provide the other with a notice (the "EBIT Objection Notice") setting forth with reasonable specificity any objection thereto, which objection shall relate only to any matters which affect the amount of the June 30 EBIT. Failure of either such party to provide an EBIT Objection Notice within such thirty-day period shall constitute such party's acceptance of the June 30 EBIT as shown on the EBIT Report. If either such party timely provides an EBIT Objection Notice, Buyer and the Seller Representative shall promptly commence good faith discussion in an attempt to resolve the objection within thirty (30) days of delivery of the EBIT Objection Notice. If Buyer and the Seller Representative are unable to resolve such dispute within thirty (30) days after delivery of the EBIT Objection Notice, such dispute shall be resolved by a Big Six accounting firm mutually acceptable to the Buyer and the Seller Representative or, in the absence of agreement, by a Big Six accounting firm selected by lot after eliminating Target's and Buyer's principal outside accountants and one additional firm designated as objectionable by Buyer and the Seller Representative. The accounting firm so selected shall make its determination within thirty (30) days after delivery to it of the EBIT Objection Notice which determination shall be final and binding upon the Parties with respect to determination of the June 30 EBIT. The fees and expenses of such accounting firm shall be paid
     (i) by Buyer, if the June 30 EBIT is determined to be more than 5% greater than the amount shown on the EBIT Report; or (ii) by Sellers, if the June 30 EBIT is determined to be more than 5% less than the amount shown on the EBIT Report, or (iii) in equal shares by Buyer and Sellers if the June 30 EBIT is determined to be within 5% of the amount shown on the EBIT Report.

          (iii) The principal amount of the Notes shall be increased, based upon the June 30 EBIT, as finally determined in accordance with this subsection (d), if and to the extent provided in section 6 of the Notes.

     (e) NONCOMPETE. At the Closing, Sellers shall cause Timebridge Technologies, Inc., Gary S. Murray and William S. Strang to enter into mutually satisfactory noncompetition agreements with Buyer in the form of Exhibit E-l, E-2 and E-3 hereto (the "NONCOMPETITION AGREEMENTS"). Buyer and Sellers agree that the amount of the consideration allocable to such Noncompetition Agreements shall be $300,000.

     (f) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Latham & Watkins in Washington, D.C., commencing at 9:00 am. local time on June 30, 1997 or on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and the Sellers may mutually determine (the "CLOSING DATE").

     (g) DELIVERIES AT THE CLOSING. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in section 7(a) below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in section 7(b) below, (iii) each of the Sellers will deliver to the Buyer stock certificates representing all of such Seller's Target Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to each Seller the portions of the consideration specified in section 2(b)(i) and (ii) above .

3.   REPRESENTATIONS AND WARRANTIES OF THE BUYER AND SELLERS.

     (a) REPRESENTATIONS AND WARRANTIES CONCERNING THE BUYER. The Buyer represents and warrants to the Sellers that the statements contained in this section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this section 3(a)).


          (i) ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

          (ii) AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except as the enforceability hereof may be affected by bankruptcy, insolvency, fraudulent transfer, reorganization and similar laws affecting the rights of creditors generally, and by general principles of equity. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except for the filing contemplated by section 5(b) below.

          (iii) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its Certificate of Incorporation or Bylaws.

          (iv) BROKERS' FEES. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

     (b) REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLERS. Each of the Sellers represents and warrants to the Buyer that the statements contained in this section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this section 3(b)) with respect to himself, except as set forth in the Disclosure Schedule attached hereto.

          (i) AUTHORIZATION OF TRANSACTION. Each Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable against such Seller in accordance with its terms and conditions, except as the enforceability hereof may be affected by bankruptcy, insolvency, fraudulent transfer, reorganization, and similar laws affecting the rights of creditors generally, and by general principles of equity. Except as expressly set forth herein, no Seller is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other Person in order to consummate the transactions contemplated by this Agreement, except for the filing contemplated by section 5(b) below and the filing of a notice with the Small Business Administration with respect to the transfer of control of a company qualified under section 8(a) of the Small Business Act.

          (ii) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Seller is subject. The Parties recognize that a certain proportion of the contracts currently held by Target (as shown on section 4(ab) of the Disclosure Schedule) have been awarded under Small Business Administration programs which are subject to certain restrictions.

          (iii) BROKERS' FEES. No Seller has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated. The Parties acknowledge and agree that, as part of the Closing, Sellers will pay to Quarterdeck Investment Partners a fee pursuant to a separate agreement.

          (iv) TARGET SHARES. Each Seller holds of record and owns beneficially the number of Target Shares set forth next to his name in section 3(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands other than such restrictions as may be contained in the agreements (the "SHAREHOLDER AGREEMENTS") described in section 3(b) of the Disclosure Schedule, each of which will be terminated and of no further force or effect as of the Closing. No Seller is a party to any option, warrant, purchase right, or other contract or commitment (other than the Shareholder Agreements and this Agreement) that could require such Seller to sell, transfer, or otherwise dispose of any capital stock of Target. No Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Target.

4. REPRESENTATIONS AND WARRANTIES CONCERNING TARGET. Each of Target and the Majority Holders jointly and severally represent and warrant to the Buyer that the statements contained in this section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this section 4), except as set forth in the disclosure schedule delivered by the Sellers to the Buyer on the date hereof and initialed by the Parties (the "DISCLOSURE SCHEDULE"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this section 4.

     (a)  CORPORATE EXISTENCE AND CAPITALIZATION.

          (i) Target is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland. Target is duly authorized to conduct business as a foreign corporation and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Section 4(a) of the Disclosure Schedule contains an accurate list of all jurisdictions in which Target is qualified to do business as a foreign corporation

          (ii) The authorized capital stock of Target consists solely of 1,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of such common stock have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to any preemptive rights. To the knowledge of Target, each of the Sellers owns of record and beneficially the number of shares of common stock set forth on section 3(b) of the Disclosure Schedule with respect to such Seller, free and clear of all restrictions on transfer (other than restrictions under the Securities Act, state securities laws and the Shareholder Agreements, which Shareholder Agreements shall be terminated on or before the Closing), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands, other than such restrictions as may be contained in the Shareholder Agreements.

          (iii) Target has not issued or granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the capital stock of Target, any other commitments or agreements providing for the issuance of additional shares of the capital stock of Target, the sale of treasury shares, or for the repurchase or redemption of shares of Target's capital stock, or any obligations arising from canceled stock. There are no agreements of any kind which may obligate Target to issue, purchase, register for sale, redeem or otherwise acquire any of its securities or interests. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Target.

          (iv) To the Knowledge of Target, except for the Shareholder Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Target Shares.

     (b) AUTHORIZATION OF TRANSACTION. Target has all requisite corporate power and authority to own, lease and operate the properties owned by it, to conduct its business as it is presently being conducted, to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Target.

     (c) NONCONTRAVENTION. Except as set forth in section 4(c) of the Disclosure

Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target or any of the Assets is subject or any provision of the charter or bylaws of Target or (ii) conflict with, result in a material breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Target is a party or by which it is bound or to which any of the Assets is subject (or result in the imposition of any Security Interest upon any of the Assets), except where, prior to or simultaneously with the Closing, such Contract is being terminated or the consent of the other party thereto will have been obtained. Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect on the business, financial condition, operations, results of operations, or future prospects of the Business, or on the ability of the Parties to consummate the transactions contemplated by this Agreement, and except for the filing contemplated by section 5(b) below. Notwithstanding the foregoing, Target and the Majority Holders make no representation as to the applicability of 41 U.S.C. section 15 (the "Assignment of Contracts Act"), 31 U.S.C. section 3727 (the "Assignment of Claims Act"), or the assignability of any contracts subject to any restrictions under Small Business Administration programs, as to each of which Buyer has made its own independent analysis.


     (d) TITLE TO ASSETS. Except as set forth in section 4(d) of the Disclosure Schedule (and except for a portion of the partitions used in Target's offices in Landover, Maryland, which are borrowed from Target's sublessor), Target has good title to, or a valid leasehold interest in, or, as to Intellectual Property, valid license of, the property and assets used by it, or shown on the Most Recent Balance Sheet or acquired after the date thereof and shown on the Closing Net Asset Statement, free and clear of any Security Interests. Except as contemplated by this Agreement, the Assets are all of the assets necessary for the conduct of the Business as currently conducted.

     (e) BOOKS AND RECORDS. Target has made and kept (and given Buyer access to) Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect in all material respects, Target's business. The minute books of Target to which Buyer has been given access do not omit reference to any corporate transaction of Target which will continue in effect or remain binding on Target or any of the Assets after the Closing.

     (f)  SUBSIDIARIES. Target has no Subsidiaries.

     (g) FINANCIAL STATEMENTS. Attached hereto as Exhibit B are the following financial statements (collectively the "FINANCIAL STATEMENTS"): (i) audited balance sheets and audited statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1996 (the "MOST RECENT FISCAL YEAR END"), December 31, 1995 and December 31, 1994 for Target, (ii) unaudited pro forma balance sheets as of December

31, 1996, and unaudited pro forma income statements for the years ended December 31, 1996, 1995 and 1994, in each case for the Business, based upon internally prepared adjustments (the "Adjustments") to the balance sheet and income statements contained in the 1996, 1995 and 1994 audited financial statements, relating to the Excluded Assets and Excluded Liabilities, and the revenues and expenses associated therewith, as hereinafter described, including without limitation certain operating results related to the business being transferred in the TimeBridge Transfers and certain expenses for, and compensation paid to, certain executive officers of Target as reflected in Exhibit B, and (iii) unaudited consolidated balance sheets and statements of operations, (the "MOST RECENT FINANCIAL STATEMENTS") as of and for the four months ended April 30, 1997 (the "MOST RECENT FISCAL MONTH END") for Target, as adjusted consistent with the Adjustments. The historical Financial Statements described in clause (i) present fairly the financial condition of Target as of such dates and the results of operations of Target for such periods. The pro forma Financial Statements described in clauses (ii) and (iii) present fairly the financial condition of the Business, and of the Retained Accounts, as of such dates and the results of operations of the Business for such periods. The Financial Statements (including the notes thereto but not including the Adjustments described above in this section 4(g)) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; PROVIDED, HOWEVER, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. The Adjustments have been prepared on a consistent basis throughout the periods covered, and follow the accounting procedures, policies and methods employed by Target in preparing its Most Recent Fiscal Year End balance sheet.

     (h) PROJECTIONS. Majority Holders have delivered to Buyer projected income statements and balance sheets of the Business for the 1997 and 1998 fiscal years (the "PROJECTIONS"), which are attached as Exhibit C hereto. The Projections were prepared in good faith and represent management's current estimate, based on Target's current Knowledge, of the financial position and results of operations of the Business for the periods indicated. To Target's Knowledge as of the date hereof and as of the Closing Date, the assumptions forming the basis of such Projections are reasonable. Buyer recognizes that the basis for such Projections assumes the "stand alone" operation of the Business.

     (i) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Change in Target, subject to the Adjustments referred to in section 4(g) and to the transfer of the Excluded Assets, or the Business, taken as a whole. Specifically, without limiting the generality of the foregoing, since the Most Recent Fiscal Year End, except as contemplated in this Agreement or as set forth in the Disclosure Schedule, there has not been any:

          (i) change in accounting methods, principles, or practices by Target, except as required by law or by generally applicable changes instituted in the accounting profession;

          (ii) material damage, destruction or loss (whether or not covered by insurance) adversely affecting the tangible Assets or the Business;

          (iii) cancellation of any material indebtedness or waiver or release of any material right or claim of Target;

          (iv) increase in the rate of compensation payable or to become payable to, any bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of, any director, officer or other employee (other than a Retained Employee), except as provided in any employment agreement (including any union contract) between Target and any such persons or in any employee plan, and except for any increases in the normal course of business;

          (v) addition to or modification of the Employee Benefit Plans, arrangements or practices affecting the officers, directors, or Business Employees of Target other than (A) contributions made for 1996 in accordance with the normal practices of the Target, (B) the extension of coverage to such persons who became eligible after the Most Recent Fiscal Year End, or (C) as set forth in the April 1, 1997 Employee Policy and Procedure Manual, as provided to Buyer prior to the date hereof;

          (vi) cancellation or termination of any material Contract or entry into any Contract which is not in the ordinary course of the business of Target;

          (vii) sale, assignment or transfer of any material portion of the Assets, other than in the ordinary course of business, except as approved in writing in advance by Buyer and except for transfers of the Excluded Assets;

          (viii) capital expenditure or the execution of any lease or any incurring of liability therefor by Target involving payments in excess of $50,000 or $100,000 in the aggregate with respect to any such expenditure or lease or otherwise not substantially in accordance with Target's past practice;

          (ix) any indebtedness incurred by Target for borrowed money or any commitment to borrow money entered into by Target, or any loans made or agreed to be made by Target except for loans constituting Excluded Assets and indebtedness incurred in the ordinary course of business as part of Target's inventory financing or under the existing working capital line of credit;

          (x) revaluation by Target of any of the Assets, including without limitation writing off notes, or writing off accounts receivable except with respect to accounts receivable written off in the ordinary course of business;

          (xi) payment or declaration of any dividends, distributions with respect to any of the Target Shares, or redemption, repurchase or acquisition by Target of any of the Target Shares except for dividends substantially consistent with past practice to permit Sellers to pay applicable income taxes related to the income or gain of Target taxed to Sellers and except for the TimeBridge Transfers; or

          (xii) agreement by Target or any of the Majority Holders to do any of the things described in the preceding clauses (i) through (xi), other than as expressly provided herein.

     (j) UNDISCLOSED LIABILITIES. Target does not have any material liability (whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), except for (i) liabilities set forth on the Most Recent Financial Statements (or in any notes to the December 31, 1996 Financial Statements), (ii) liabilities which have arisen after the Most Recent Fiscal Month End in the ordinary course of business, and (iii) Excluded Liabilities.

     (k) LEGAL COMPLIANCE. Target has complied in its operations in all material respects with all applicable statutes and governmental rules, regulations and Permits. No action, suit, proceeding, hearing, or, to Majority Holders' Knowledge, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Target alleging any failure so to comply, nor, to the Knowledge of Majority Holders, are any such actions threatened.


     (l) TAX MATTERS.

          (i) Filing of Tax Returns. Target has timely filed with the appropriate taxing authorities all returns (including without limitation information returns and other material information) in respect of Taxes required to be filed through the date hereof and will timely file any such returns required to be filed on or prior to the Closing Date, in each case, subject to any applicable extensions. The returns and other information filed are complete and accurate in all material respects. Except with respect to income tax returns for the calendar year 1996, Target has not requested any extension of time within which to file returns (including without limitation information returns) in respect of any Taxes.

          (ii) PAYMENT OF TAXES. All Taxes that accrue or are payable by Target in respect of taxable periods that end on or before the Closing Date and for any taxable periods that begin before the Closing Date and end thereafter to the extent such Taxes are attributable to the portion of such period ending on the Closing Date (such period being referred to herein as a "Pre-Closing Partial Period"), as determined under the closing of the books method of allocation, have (or will have, on or before the Closing
     Date) been timely paid, or an adequate reserve has been established therefor, as set forth in Section 4(1) of the Disclosure Schedule or in the Financial Statements. Target has no liability for Taxes in excess of the amounts so paid or reserves so established.

          (iii)  AUDIT, INVESTIGATIONS OR CLAIMS.  Except as set forth in
     Section 4(1) of the Disclosure Schedule, there are no pending or to the best of each Majority Holder's knowledge, threatened audits, investigations or claims for or relating to any additional Tax liability, and there are no matters under discussion with any governmental authorities with respect to Taxes that in the reasonable judgment of any Majority Holder is likely to result in a material additional liability of Target for Taxes. Except as set forth in such Section, neither Target nor any Majority Holder has been notified that any taxing authority intends to audit a return for any period.

          (iv) LIEN. There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Assets.

          (v) SAFE HARBOR LEASE PROPERTY. None of the Assets is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code.

          (vi) SECURITY FOR TAX-EXEMPT OBLIGATIONS. None of the Assets directly or indirectly secures any debt the interest on which is tax-exempt under
     Section 103(a) of the Code.

          (vii) TAX EXEMPT USE PROPERTY. None of the Assets is "tax exempt use property" within the meaning of Section I68(h) of the Code.

          (viii) FOREIGN PERSON. Neither Target nor any Seller, is a person other than a United States person within the meaning of the Code.

          (ix)  S CORPORATION.  Target is an "S Corporation" as defined in
     Section 1361(a) of the Code and has been an S Corporation for each taxable year since April 1, 1988.

          (x) WAGE WITHHOLDING. Target has withheld all Taxes required to have been withheld and paid by them on their behalf in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and such withheld Taxes have either been duly paid to the proper governmental authority or properly set aside in accounts for such purpose.

          (xi) DISCLOSURE STATEMENTS. Target has not filed with respect to any item a disclosure statement pursuant to Code Section 6662 or any comparable disclosure with respect to foreign, state and/or local statutes.

          (xii) LIABILITY FOR TAXES OF OTHERS. Target (A) has not been a member of any affiliated group filing a consolidated federal income tax return and
     (B) has no liability for the Taxes of any person as defined in Section 7701(a)(1) of the Code under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (xiii) NO WITHHOLDING. The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

          (xiv) PARACHUTE PAYMENTS. Target has not made any payments, nor is Target obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code.

          (xv) CHANGES IN ACCOUNTING METHOD. Except as set forth in section 4(1) of the Disclosure Schedule, Target has not agreed to nor is it required to make any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by Target, and neither Target nor any Majority Holder has any knowledge that the IRS has proposed any such adjustment or change in accounting method.

          (xvi)  SECTION 1374 ASSETS. Target would not recognize gain under
     Section 1374 of the Code in the event that it sold the Assets to Buyer at Closing in a transaction that constituted an actual sale of such Assets for federal income tax purposes (instead of a deemed sale of such Assets under Section 338(h)(10) of the Code).

     (m)  REAL PROPERTY.

          (i)  Target does not own any real property.

          (ii) Section 5(m)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to Target [for use in the Business] (the "Leased Real Property"). Target has made available to the Buyer correct and complete copies of the leases and subleases listed in section 5(m)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in section 5(m)(ii) of the Disclosure Schedule which relates to more than 2,000 square feet of net rentable area (a "Material Lease"), the lease or sublease is legal, valid, binding, enforceable, and in full force and effect. Target has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in any such leasehold or subleasehold. Target enjoys peaceful and undisturbed possession of all Leased Real Property, and Target has fulfilled in all material respects all the obligations required to be performed by it through the date hereof with respect to such Material Leases. Each Material Lease is transferable (upon receipt of necessary landlord consents) in connection with the transactions contemplated hereby.

          (iii) Target has received all required material approvals of governmental authorities (including Permits and material certificates of occupancy or other similar certificates permitting lawful occupancy) required in connection with the present use of the space covered by the Material Leases.

          (iv) Target has not received notice of any special assessment relating to any Real Property for which Target would be liable under any of the Real Property Leases.

     (n) TANGIBLE PERSONAL PROPERTY. All items of tangible Personal Property having a gross book value equal to or greater than $1,000 constituting part of the Assets are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are intended (taking into account the constantly evolving nature of computer and other technological equipment).

     (o) INTELLECTUAL PROPERTY. To the Knowledge of Majority Holders, Target has not interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of third parties in any material respect, and Target has not received, within the last two years any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation. To the Knowledge of Target, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of Target constituting part of the Assets.

          (i) Section 4(o)(i) of the Disclosure Schedule identifies those items of Intellectual Property owned by Target and used in the Business, the loss of which could reasonably be expected to have a Material Adverse Effect ("Material Intellectual Property"), and identifies each license, agreement, or other permission which Target has granted to any third party with respect to any such Material Intellectual Property (together with any exceptions). Copies of all documents of Material Intellectual Property have been made available to Buyer. With respect to each item of Intellectual Property required to be identified in section 4(o)(i) of the Disclosure
     Schedule:

               (A) the item is not subject to any adverse outstanding injunction, judgment, order, decree, ruling, or charge; and

               (B) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Target, threatened which challenges the legality, validity, enforceability, use, or ownership of the item.

          (ii) Section 4(o)(ii) of the Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that Target uses in the Business pursuant to license, sublicense, agreement, or permission ("Material Non-Owned Intellectual Property"). Copies of all documents of Material Non-Owned Intellectual Property have been made available to Buyer. With respect to each item of Intellectual Property required to be identified in section 4(o)(ii) of the Disclosure Schedule:

               (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect; provided, however, that no representation is made as to the ownership of any Material Non-Owned Intellectual Property or as to the right of the Target's licensor, sublicensor or grantor to grant any such license, sublicense, agreement or permission;

               (B) neither Target nor, to the Knowledge of Target, any other party to the license, sublicense, agreement, or permission is in breach or default which would permit termination, modification, or acceleration thereunder; and

               (C) Target has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

          (iii) Notwithstanding the foregoing, the parties acknowledge that the names "Sylvest" and "Syltech" are currently used by Affiliates of the Majority Holders. Such use shall be discontinued at or before the Closing.

          (iv) With respect to each software license or software sublicense to which Seller is a party, Seller has not granted any sublicense or similar right except in accordance with the terms and conditions thereof, including the payment of all applicable royalties, and is not otherwise in material violation of such license or sublicense agreement.

     (p)  CONTRACTS.

          (i) Buyer has been given access to copies of the currently effective Contracts (other than Contracts constituting Excluded Assets) described in clauses (A) through (P) to which Target is a party (the "Material Contracts"), which copies are true and correct in all material respects, subject to ordinary course extensions, renewals, and similar changes.
     Section 4(p) of the Disclosure Schedule lists:

               (A) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property, providing for payments in excess of $50,000 per annum;

               (B) any Contract (or group of related Contracts) (other than a Government Contract) for the furnishing or receipt of services or delivery of goods and/or materials, the performance of which will extend over a period of more than one year after the date of this Agreement or under which Target paid or received aggregate consideration in excess of $400,000 during the year ended December 31, 1996, or reasonably expects based upon the operation of the Business as of the date hereof to pay or receive aggregate consideration in excess of $400,000 during the year ending December 31, 1997;

               (C) any Government Contract, including any Government Contract awarded pursuant to Section 8(a) of the Small Business Act (15 U.S.C.
     Section 637(a)), each of which is denoted as a Section 8(a) contract on the Disclosure Schedule;

               (D) any Contract creating or governing a partnership, limited liability company, joint venture or any teaming agreement or other Contract (however named) which teaming agreement or other Contract involves a sharing of profits, losses, costs, or liabilities by Target with any other Person and involving a liability of Target in excess of $100,000 per annum;

               (E) any note, debenture, guarantee, loan, letter of credit, surety-bond or other agreement, instrument or commitment (or group of related agreements) in effect as of the date hereof, under which Target has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, including any agreement or commitment for future loans, credit or financing or any capitalized lease obligation, in excess of $100,000 or under which Target has imposed a Security Interest on any of the material Assets, tangible or intangible;

               (F) any agreement (other than a teaming agreement) imposing on Target a restriction or obligation regarding confidentiality or noncompetition (the "Confidentiality Agreements"); provided that Target and Sellers shall not be required to include in such section 4(p) of the Disclosure Schedule the identities of any parties who have entered into confidentiality agreements in connection with the potential purchase of the stock or assets of Target pursuant to the solicitation of offers undertaken by Quarterdeck Investment Partners until the Closing has been completed;

               (G) any Contract involving an obligation of Target to make any payment to any Affiliate of Target, any Seller, or any of Target's directors, officers or employees (not including salary or similar compensation reflected on Target's payroll records);

               (H) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees (not including customary fringe benefits such as accrued vacation or sick leave);

               (I) any collective bargaining agreement or any other agreement with any employee representative of a group of employees or labor union relating to wages, hours or other conditions of employment;

               (J) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis which is not terminable at-will or which provides annual compensation in excess of $100,000 or severance benefits;

               (K) any agreement under which Target has advanced or loaned any amount which remains outstanding, to any of its directors, officers, and employees outside the ordinary course of business and which will not be paid off at or prior to the Closing or will not constitute an Excluded Asset;

               (L) each power of attorney which is currently binding on Target and which could reasonably be deemed to bind Assets with a value in excess of $100,000 (except to the extent the same is included in any of the Contracts to which Buyer has been provided access as set forth herein);

               (M) each Contract requiring capital expenditures by Target in connection with the Business or the Assets after the date hereof in an amount in excess of $50,000 individually or $100,000 in the aggregate;

               (N) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by Target other than in the ordinary course of business;

               (O) each Loss Contract; and

               (P) each amendment, supplement, and modification (whether written or oral) in respect of any of the foregoing.

          (ii) With respect to each such Material Contact, except as set forth in section 4(p) of the Disclosure Schedule, (A) the Contract is legal, valid, binding, enforceable, and in full force and effect in all material respects; and (B) no party is in breach or default which would permit termination, modification, or acceleration under the Contract.

          (iii) Except as set forth on section 4(p) of the Disclosure Schedule, Target is not engaged in any renegotiations of any amounts paid or payable to Target under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation. Target has not received any written demand for such renegotiation in respect of any such Contract. Except as set forth on section 4(p) of the Disclosure Schedule, no Person, including any government contracting officer or prime contractor has given Target written notice that any material adjustments are required to the terms of any Material Contracts.

     (q) NOTES AND ACCOUNTS RECEIVABLE. The amount of all notes, accounts receivable, unbilled invoices and other debts due or recorded in the Financial Statements, except to the extent the same constitute Excluded Assets, (A) will be, subject to the reserves reflected on the Closing Net Asset Statement, good and collectible in full in the ordinary course of business and in any event not later than one hundred eighty (180) days after the Closing Date, or after the date billed, if later (assuming use by Buyer of billing and collection practices which are customary in the industry), and (B) are not subject to any counterclaim or setoff except to the extent of any such reserve.


     (r) LICENSES, PERMITS AND AUTHORIZATIONS. Section 4(r) of the Disclosure Schedules contains a list of all material licenses, approvals, consents, franchises and other permits (including without limitation, all facility security clearances) of or with any governmental regulatory or administrative authority, whether foreign, federal, state or local, which are held by Seller and necessary for the current conduct of the Business as it is now conducted (each a "Permit"). All such Permits are in full force and effect and there are no proceedings pending or, to Majority Holders' Knowledge, threatened that seek the revocation, cancellation, suspension or adverse modification thereof. Such Permits constitute all of the material licenses, approvals, consents, franchises and permits necessary to permit Target to own, operate, use and maintain its Assets in the manner in which they are now operated and maintained and to conduct the Business substantially as currently conducted. All required filings with respect to such Permits have been timely made and all required applications for renewal thereof have been timely filed.

     (s) INSURANCE. Section 4(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) held by Target:

          (i) the name, address, and telephone number of the agent;

          (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

          (iii)  the policy number and the period of coverage; and

          (iv) the amount (including a description of how deductibles and ceilings are calculated and operate) of coverage.

With respect to each such insurance policy, (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) no event has occurred which, with notice or the lapse of time, would permit termination, modification, or acceleration, under the policy. Section 4(s) of the Disclosure Schedule describes any material self-insurance arrangements affecting Target. To Majority Holders' knowledge, Target is not a named insured or otherwise the beneficiary of coverage under any insurance policy held by any other Person.

     (t) LITIGATION. Section 4(t) of the Disclosure Schedule sets forth each instance in which Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or has received written notice that it has been threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

     (u) PRODUCT WARRANTY. Substantially all of the products manufactured, sold, leased, and delivered by Target have conformed in all material respects with all applicable contractual commitments. Target has no material liability for replacement or repair thereof or other damages in connection therewith, subject only to (i) the express provisions of any of the Material Contracts, and
(ii) the reserve for product warranty claims set forth in the Financial Statements, as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Seller.

     (v) EMPLOYEES. Except as set forth in section 4(v) of the Disclosure Schedule, as of the date of this Agreement, no executive officer has given Target written notice of plans to terminate employment with Target during the next 12 months. Target is not a party to or bound by any collective bargaining agreement. There are no complaints against Target pending before the National Labor Relations Board or any similar state or local labor agency by or on behalf of any employee of Target. Target has complied in all material respects with all laws, rules and regulations relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes (hereinafter collectively referred to as the "EMPLOYMENT LAWS"). Target is not liable for the payment of taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Employment Laws. There are no representation questions, arbitration proceedings, labor strikes, slow downs or stoppages, grievances or other labor disputes pending or, to Target's Knowledge, threatened with respect to the Target's Employees.

     (w) ENVIRONMENTAL MATTERS. Target owns no real estate, and each portion of the Leased Real Property is part of a larger premises also subject to lease agreements with other tenants. To Target's knowledge, (i) Target has complied with and is not in violation of any Environmental Laws, (ii) Target is not required to hold or obtain any environmental permits, certificates, consents or other settlements agreements, licenses, approvals, registrations or authorizations under any Environmental Laws, (iii) no notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity relating to the Leased Real Property or Target's operations with respect to any alleged violation by Target of any Environmental Law or with respect to any use, possession, generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substances by or on behalf of Target, (iv) there are no facts or circumstances related to environmental matters concerning the Leased Real Property that could reasonably be expected to lead to any future environmental claims against Target under current Environmental Laws, and (v) there have been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted in relation to any Leased Real Property, Target or the Business which have been provided or reported to Target.

     (x) EMPLOYEE BENEFITS.

          (i) Section 4(x) of the Disclosure Schedule lists each Employee Benefit Plan that Target maintains or to which Target contributes.

          (ii) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

          (iii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-l's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan.

          (iv) All contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Target. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

          (v) Each such Employee Benefit Plan which is an Employee Pension
     Benefit

     Plan meets the requirements of a "qualified plan" under Code section 401(a) and has received a favorable determination letter from the Internal Revenue Service.

          (vi) Copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan have been made available to Buyer.

          (vii) With respect to each Employee Benefit Plan that Target maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute,Target has not incurred any material liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

          (viii) Target never has contributed to, or ever has been required to contribute to, any Multiemployer Plan or has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any withdrawal liability, under any Multiemployer Plan.

          (ix) Target does not maintain nor ever has maintained, or contribute, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code section 4980B).

     (y) GUARANTIES. Target is not a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.

     (z) GOVERNMENT CONTRACTS. With respect to each Government Contract:

          (i) During the past five (5) years, no payment has been made by Target, or by any Person authorized to act on Target's behalf, to any Person in connection with any such Government Contracts, in violation of applicable procurement laws or regulations or in violation of (or requiring disclosure pursuant to) the Foreign Corrupt Practices Act.

          (ii) Section 4(z) of the Disclosure Schedule sets forth all outstanding or pending change orders which could reasonably be deemed to involve an amount in excess of $100,000 and all claims, requests for equitable adjustments, outstanding or pending subcontractor, supplier or vendor claims, and all teaming agreements, joint venture arrangements and agency agreements, with respect to such Government Contracts.

          (iii) Target's accounts receivable, unbilled costs and accrued profits (less cus-tomer progress payments), notes receivable, contracts in progress, accounts payable and notes payable (collectively the "RECEIVABLES AND UNBILLED COSTS") as of the Closing shall be recorded on its books and records in the ordinary course of business in accordance with GAAP applied on a consistent basis with prior years, subject to the adjustments referred to in section 4(g) above.

          (iv) With respect to each Government Contract, except as set forth in section 4(z) of the Disclosure Schedule, (A) Target has complied with all material terms and conditions of such Government Contract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein, (B) Target has complied with all requirements of applicable laws pertaining to such Government Contract, (C) all representations and certifications executed, acknowledged or set forth in such Government Contract were complete and correct in all material respects as of their effective date, and Target has complied in all material respects with all such representations and certifications, and (D) neither the United States Government nor any prime contractor, subcontractor or other Person has notified Seller in writing, that Target has breached or violated any applicable law, or any material certification, representation, clause, provision or requirement pertaining to such Government Contract. Anything herein to the contrary notwithstanding, to the extent any breach of this representation would also constitute a breach of the representation made in section 4(u), such breach shall be subject to the terms of section 6(d) below.

          (v) Target is not currently, and has not been in the past five years, debarred or suspended from doing business with any Federal government agency, nor has any such suspension or debarment action been commenced. No show cause notices, notices of termination for default or cure notices have been issued against Target in the past five years, except, as to any such cure notices, those with respect to which cure has been made in the ordinary course of business.

          (vi) Target is not currently and has not been in the past five years, under administrative, civil or criminal indictment or, to Majority Holders' Knowledge, investigation, with respect to any alleged irregularity, misstatement or omission arising under or in any way relating to any of such Government Contracts.

          (vii) No security clearances are required to be held by Target for the execution of its obligations under any such Government Contracts; Target never has been denied a security clearance necessary to perform any such Government Contract unless such clearance has later been granted.

     (aa) BROKERS' FEES. Except for such fees as are due to Quarterdeck Investment Partners for which Sellers shall be solely liable, Target has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     (ab) BACKLOG. Section 4(ab) of the Disclosure Schedule identifies for each Government

Contract constituting part of the Assets Target's reasonable estimate, based on Target's past experience with such Government Contract and other experience in the industry, of the amounts to be recognized under the term of such Government Contract during the projected term thereof, assuming all option years are exercised. The Parties recognize, however, that a number of such Government Contracts (as indicated in the Disclosure Schedule) are IDIQ contracts, as to which no specific quantities are designated, and that there can be no assurance that the actual experience under any particular Government Contract will conform to such estimates.

     (ac) DISCLOSURE. The representations and warranties contained in this section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this section 4 not misleading.


5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     (a) GENERAL. Each of the Parties will use his or its reasonable efforts to cooperate with the other parties in order to consummate and make effective the transactions contemplated by this Agreement.

     (b) HSR AND GOVERNMENTAL CONSENTS. Each of Buyer and the Sellers consent to give any notices to, make any filings with, and to use its reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in sections 3(a)(iii) and 3(b)(ii) and 4(c) above. Notwithstanding any other provision in this Agreement, no Seller shall be required to agree to or execute, in connection with any such authorization, consent or approval, any agreement pursuant to which such Seller is required to guarantee, provide indemnification, or otherwise protect, Buyer or any contracting party with respect to the performance, after Closing, by Buyer, Target or any other party under any Material Contract (as defined in section 4(p) above). Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act. Any fee in connection with such filing and any review or processing thereof shall be the responsibility of Buyer. Each of Buyer and Sellers will use its reasonable efforts to obtain a waiver from the applicable waiting period, and will make any further filings pursuant to the Hart-Scott-Rodino Act that may be necessary in connection therewith. Target and Majority Holders shall consult with Buyer prior to the delivery of, and give Buyer the opportunity to comment on, any notice which Target or Sellers are required to provide to the Small Business Administration pursuant to the terms of Target's section 8(a) contracts or the Small Business Act.

     (c) OPERATION OF BUSINESS. From the date hereof to the Closing Date, Target and Sellers shall not, and Sellers will not permit Target to, engage in any practice, take any action, or enter into any transaction outside the ordinary course of the Business (except as set forth in section 5(d) below with respect to TimeBridge Technologies). Without limiting the generality of the foregoing, except with the written consent of Buyer or with respect solely to the Excluded Assets, Target shall not and Sellers will not cause Target to:

          (i) change or amend the Articles of Incorporation or Bylaws of Target;

          (ii) enter into, extend, materially modify, terminate or renew any Material Contract, except as described in section 5(c) of the Disclosure Schedule with respect to a contract with TVA and except for the transfer, to TimeBridge Technologies, Inc. of leases for space in Lanham, Maryland, New Jersey and Florida, which are part of the Excluded Assets;

          (iii) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any material Assets, or any interests therein, except in the ordinary course of business and except for the transfer, to TimeBridge Technologies, Inc. of leases for space in Lanham, Maryland, New Jersey and Florida, which are part of the Excluded Assets;

          (iv) except as otherwise required by law, and except as otherwise described in section 5(c) of the Disclosure Schedule, take any action relating to Business Employees with respect to the grant of any bonus, severance or termination pay (otherwise than pursuant to policies or agreements of Target in effect on the date hereof and described in the April 1, 1997 Employee Policy and Procedure Manual or in section 5(c) of the Disclosure Schedule), or with respect to any increase of benefits payable under its severance or termination pay policies or agreements in effect on the date hereof or increase in any material respect the compensation or fringe benefits of any employee or pay any benefit not required by any existing Employee Plan, agreement or policy;

          (v) make any change in the key management structure of Seller, including, without limitation, the hiring of additional officers or the termination of existing officers other than in the ordinary course of business and other than in connection with the transactions relating to TimeBridge Technologies described in section 5(d) below; provided, however, that in no event shall TimeBridge Technologies hire any person who is an employee of Target as of the date hereof, except for any Retained Employee;

          (vi) adopt, enter into or amend any Employee Plan, agreement (including, without limitation, any collective bargaining or employment agreement), trust, fund or other arrangement for the benefit or welfare of its employees;

          (vii) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof;

          (viii) make any capital expenditures or commitments in excess of $100,000 in the aggregate, except any such expenditures disclosed to Buyer prior to the date hereof;

          (ix) make any material loans or advances to any Person;

          (x) make any material tax election or settlement or compromise with tax authorities which would affect the Assets or the Business after the Closing hereunder, except as set forth in section 4(1) of the Disclosure Schedule;

          (xi) intentionally do any other act which would cause any representation or warranty in this Agreement to be or become untrue in any material respect;

          (xii) fail to maintain the tangible Assets in their current state of repair, excepting normal wear and tear or casualty, or fail to replace consistent with Target's past practice inoperable, worn out, obsolete or destroyed Assets;

          (xiii) make any changes in accounting policies or practices except as set forth- in section 5(c)(xiii) of the Disclosure Schedule; provided that Sellers shall cause Target to report to Buyer promptly any additional such changes Target proposes to make, and Buyer shall not withhold its consent to any such change if the same would not reasonably be deemed to have an adverse effect on Target or Buyer after the Closing; or

          (xiv) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, except for dividends substantially consistent with past practice of Target, to permit Target's shareholders to pay any applicable Income Taxes related to the income or gain of Target taxed to Target's shareholders and any dividend or distribution of Excluded Assets; or

          (xv) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

     (d) PRESERVATION OF BUSINESS. Target will make reasonable efforts, and Sellers will make all reasonable efforts to cause Target, to keep the Business and Assets substantially intact, including its present operations, physical facilities, and relationships with employees, lessors, licensors, suppliers and customers, subject to customary commercial practice. Notwithstanding the foregoing or any other provision of this Agreement, Buyer understands that Target intends, prior to or simultaneously with Closing hereunder, to distribute to the Sellers the contracts, employees, assets, and business and all related liabilities, other than the Retained Accounts, as set forth in section 5(d) of the Disclosure Schedule, which contracts, assets, employees, business and liabilities are anticipated to be held after the Closing by TimeBridge Technologies (the "TimeBridge Transfers"), and no actions taken to implement such TimeBridge Transfers shall be deemed in violation of this subsection (d) or any other provision of this Agreement. Buyer agrees to provide all reasonable cooperation to Sellers and Target in the implementation of such transfer, at no material expense to Buyer.

     (e) FULL ACCESS. Sellers and Target will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Target, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Business.

     (f) CONFIDENTIALITY. Except (i) for any governmental filings required in order to complete the Transactions, and (ii) as Buyer and Majority Holders may agree or consent in writing, each of Buyer and each Seller will treat and hold as such any Confidential Information it receives from the other Party or its representatives (including Quarterdeck as a representative of Sellers), in the course of the reviews contemplated by section 5(e) or otherwise, and will not use any of the Confidential Information except in connection with this Agreement; PROVIDED, HOWEVER, that any party hereto may disclose such information to its legal and financial advisors, lenders, financing sources and their respective legal advisors and representatives so long as such Persons agree to maintain the confidentiality of such information in accordance with this section 5(f). If this Agreement is terminated for any reason whatsoever, each Party will return to the other Party or destroy all tangible embodiments (and all copies of the Confidential Information, including all information prepared by the receiving party or such receiving party's representatives, which are in its possession or the possession of its representatives. Any provision hereof to the contrary notwithstanding, information not so destroyed (or returned) will remain subject to these confidentiality provisions (notwithstanding any termination of this Agreement) until the second anniversary of the date of this Agreement. The foregoing confidentiality provisions shall not apply to such portions of the information received which (i) are or become generally available to the public through no action by the receiving party or by such party's representatives, (ii) are or become available to the receiving party on a nonconfidential basis from a source, other than the disclosing party or its representatives, which the receiving party believes, after reasonable inquiry, is not prohibited from disclosure of such information by a contractual, legal or fiduciary obligation, and shall not apply to any disclosure after the Closing by Buyer of any information relating solely to Target (other than information relating to TimeBridge Technologies or the Excluded Assets or Excluded Liabilities).

     (g) CONSENTS; REASONABLE EFFORT; COOPERATION. Target and Sellers will make reasonable efforts to obtain in writing the consents of third parties, in connection with the consummation of the Transactions, listed on Exhibit G attached hereto, such consents to be substantially in the form set forth in such Exhibit G (the "Required Consents"). Notwithstanding any other provision in this Agreement, Sellers shall not be required to agree to or execute, in connection with any such consent or any novation of any Contract, any agreement pursuant to which any Seller is required to guarantee, provide indemnification, or otherwise protect Buyer or any contracting party with respect to the performance, after Closing, by Target or any other party under any Contract.

     (h) NOTICE OF DEVELOPMENTS. Buyer will give written notice to the Seller Representative of any development causing a breach of any of the representations and warranties in section 3(a) which has not previously been disclosed to the Seller Representative, with reasonable promptness after Buyer gains Knowledge thereof. The Seller Representative will give written notice to Buyer of any development causing a breach of any of the representations and warranties in section 3(b) or 4 above relating to Target, the Business, the Assets or the transactions contemplated hereby, which has not previously been disclosed, with reasonable promptness after Target has Knowledge thereof. Buyer will give the Seller Representative notice, as soon as reasonably practicable after Buyer has Knowledge thereof, of any material inaccuracy of the representations and warranties of Majority Holders with regard to the Business or the Assets of which Buyer gains Knowledge from Buyer's or its agents' due diligence investigation with regard to this Agreement.

     (i) EXCLUSIVITY. Prior to the Closing or other termination of this Agreement in accordance with the terms hereof, none of the Sellers will (and the Sellers will not cause or permit Target to) accept an offer from any Person relating to the acquisition of any capital stock or other voting securities, or any portion of the Assets, of Target, other than in the ordinary course of business (including any acquisition structured as a merger, consolidation, or share exchange), other than the acquisition of Target Shares held by one Seller by another Seller who is a Majority Holder and actions taken with respect to the TimeBridge Transfers referred to in subsection (d) above. None of the Sellers will vote their Target Shares in favor of any such nonpermitted acquisition structured as a merger, consolidation, or share exchange.

     (j) NO SOLICITATIONS. From the date hereof through the Closing Date or termination of this Agreement in accordance with the terms hereof, neither Target nor any Seller shall directly or through an agent (including Quarterdeck Investment Partners acting as the agent of one or more Sellers) solicit, participate in or initiate discussions or negotiations with any Person or group of Persons (other than Buyer or any of its Affiliates) concerning any merger, sale of assets, sale of shares of capital stock or similar transactions involving Target or the Business.

     (k) EMPLOYEE MATTERS. Upon the Closing, Buyer will cause Target to continue the employment of each employee of Target ("BUSINESS EMPLOYEES") except for such employees as are listed on section 5(k) of the Disclosure Schedule (the "RETAINED EMPLOYEES") and except for such individuals as are designated on section 4(v) of the Disclosure Schedule (together with the Retained Employees, the "Excluded Employees") at a comparable level of salary and comparable benefits as currently provided to such Business Employee by Target. Notwithstanding the foregoing, Buyer shall not thereafter be restricted from any modification in terms of employment or termination of the Business Employees in the ordinary course of business. It is acknowledged and agreed that Buyer shall have no obligation to pay, or cause Target after the Closing to pay, any severance or termination payments (except to the extent any portion of the Compensation Amount may be paid after Closing) to any Excluded Employee by virtue of the termination of their employment with Target effective as of the Closing.

     (l) COOPERATION AGREEMENT. Buyer and TimeBridge Technologies, Inc. ("TTI") will negotiate in good faith the terms of the Cooperation Agreement referred to in section 6(c)(ii) below. The Cooperation Agreement will provide for commercially reasonable terms under which TTI will have the right to utilize the commercial vendor agreements of Target listed on Exhibit I attached hereto for purposes of its business, at no cost or expense to

Target for a reasonable period, to permit TTI to negotiate and enter into its own contracts with the vendors covered by such agreements. The Cooperation Agreement will also provide for the following matters, among others, in each case upon terms mutually acceptable to Buyer and TTI: (1) the ability of Target to utilize the services of certain members of TTI's technical staff, (2) the right of Target to have priority rights to the services of (or, if necessary, to hire) certain members of TTI's technical staff for purposes of the U.S. Courts contract currently being performed by Target; (3) a sublease by Target of a portion of the space currently leased by Target in Lanham, Maryland, to the extent requested by Target, and (4) subcontracting of certain tasks by Target to TTI. The Cooperation Agreement will provide the terms upon which such individuals may be rehired by TTI.

     (m) UPDATED CONTRACT BACKLOG AND FINANCIAL STATEMENTS. Prior to the Closing, (i) Target shall provide an updated estimate of the amounts anticipated to be recognized during the remaining term of the Government Contracts, prepared on the same basis as described in the representation set forth in section 4(ab) of this Agreement, and (ii) Target shall deliver to Buyer on a timely basis any interim financial statements prepared by Target in the ordinary course of business.

6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

      (a) GENERAL. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will, subject to the limitation set forth in section 5(g) above, take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under section 8 below). The Parties acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of the Books and Records (other than such Books and Records relating solely to the Excluded Assets and Excluded Liabilities, as to which Buyer shall be entitled to possession of a complete and accurate copy), but will provide copies thereof to Sellers promptly upon request therefor. Buyer will provide all reasonable cooperation with Sellers in connection with obtaining any information reasonably necessary for preparation of financial statements and tax returns, recognizing the S corporation status of Target.

     (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, circumstance, condition, occurrence, event, incident, action, failure to act, or transaction prior to the Closing Date directly involving the Business, each of the other Parties will make all reasonable efforts to cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under section

8 below).

     (c) USE OF SYLVEST NAME; CONTRACTUAL ARRANGEMENTS WITH TIMEBRIDGE TECHNOLOGIES

          (i) As soon as practicable after the Closing Date, but in no event more than thirty (30) days thereafter, Majority Holders shall cause Timebridge Technologies and its then-current Affiliates constituting corporations or other entities controlled by either or both Majority Holders, to make any necessary change to their names so as not to use or include the tradename "Sylvest," "Syltech," or any other name beginning with "Syl..." or otherwise confusingly similar with Sylvest, in connection with the business of any TimeBridge Technologies entity, in any market or location and to agree not to use any such tradename in connection with any other business hereafter acquired or started by Majority Holders or any such Affiliate. In the event Buyer or any of its Affiliates does not engage in use of the name "Sylvest" in commerce (rather than merely as a technical legal name of a corporation) for a period of eighteen consecutive months, Buyer agrees to cause all rights to such name to be transferred to Gary S. Murray (or his heirs and assigns and his or their nominee) without further consideration. Gary S. Murray is an intended third party beneficiary of this subsection (i).

          (ii) The Parties acknowledge that certain of the work under some of the Contracts has been performed by persons who are, or will be following the Closing Date, employees and officers of TimeBridge Technologies, Inc. and that it may be mutually beneficial for Buyer and TimeBridge Technologies, Inc. to cooperate on certain future Contracts. The Parties intend that such Persons shall continue to perform the functions which they have historically performed under the Contracts following the Closing Date. Target and TimeBridge Technologies, Inc. shall enter into a mutually satisfactory cooperation agreement (the "COOPERATION AGREEMENT") which shall govern the terms and conditions of such relationship.

          (iii) This subsection (c) shall survive the Closing for a period of ten (10) years.

     (d) The parties acknowledge that products sold and delivered by Target under the Government Contracts prior to the Closing Date may be subject to certain warranties, relating to the condition, suitability or conformity of such products to specified requirements, contained in such Government Contracts (the "Product Warranties"), even though Target has not manufactured any of such products. Majority Holders shall indemnify Buyer against any liability for breach of any such Product Warranties, pursuant to the provisions of section 10 below, solely to the extent such Product Warranties exceed the coverage of any warranties or other protections provided by the manufacturer of such products, and provided that Buyer makes a claim with respect to such breach within the two-year period following the Closing. Prior to making any claim against Majority Holders with respect to any claim or liability relating to such Product Warranties, Buyer shall make reasonable efforts for a period of ninety (90) days from the date Buyer obtains Knowledge of such warranty claim to (A) determine whether the claimed defect or other problems with the product is covered by a manufacturer's warranty or similar protection, and (B) obtain protection against or reimbursement for any such claim or liability from the manufacturer of the applicable product. Majority Holders shall provide all reasonable cooperation in such efforts by Buyer.

     (e) Majority Holders and Buyer agree as follows with respect to any accounts receivable constituting Retained Accounts (the "Retained Receivables"). Buyer will cause Target to make commercially reasonable efforts to collect such Retained Receivables. Notwithstanding the terms of items (A) and (B) of section 9(b), the indemnification provisions of section 9(b) shall apply to any difference between the amount actually collected by or on behalf of Target within 180 days after the Closing on any such Retained Receivable and the face amount thereof, without regard to the minimum amount set forth in such item A and without being subject to the aggregate cap for Buyer's right to indemnification set forth in such item (B). Any Retained Receivable or portion thereof not collected within such 180-day period shall be assigned by Target to Majority Holders upon payment of such deficiency.

     (f) Immediately after the Closing, Sellers shall reveal to Buyer the names of the parties to the Confidentiality Agreements.

     (g) ESCROW. The Notes shall be prepaid pursuant to section 1.4 of the Notes. At the time of such prepayment (i) an aggregate of One Million Dollars ($1,000,000) of such prepayment amount shall be paid directly to the holders of the Notes, and (ii) Three Million Dollars ($3,000,000) of such prepayment amount shall be deposited by Buyer into the Escrow Account in accordance with the Escrow Agreement and held and distributed as set forth in such Escrow Agreement. Notwithstanding the foregoing, if, at the time of such prepayment, the conditions set forth in the Escrow Agreement for distribution in full of the Escrow Amount (as defined in the Escrow Agreement) have been satisfied, then the full amount of such prepayment shall be paid directly to the holders of the Notes.

     (h) Except as otherwise set forth above, the terms of this Section 6 shall survive the Closing for a period of two (2) years.


7.   CONDITIONS TO OBLIGATION TO CLOSE.

      (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in sections 3(b) and 4 above shall be true and correct in all material respects at and as of the Closing Date (except for those expressly relating to a different date);

          (ii) Sellers shall have performed and complied in all material respects with all of their covenants hereunder through the Closing;

          (iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would prevent consummation of any of the transactions contemplated by this Agreement or have a Material Adverse Effect;

          (iv) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

          (v) the Buyer shall have received from counsel to the Sellers an opinion substantially in the form set forth in Exhibit D-1 attached hereto, addressed to the Buyer, reasonably satisfactory to Buyer and its counsel and dated as of the Closing Date;

          (vi) Buyer shall have received from Seller such certificates of its duly authorized officers and others to evidence compliance with the conditions set forth in this section 7(a) as may be reasonably requested by Buyer;

          (vii) Buyer shall have received the Required Consents;

          (viii) Rene LaVigne shall have entered into an employment or management agreement with Target in the form approved by Buyer and Rene LaVigne and executed, subject to consummation of the transactions contemplated hereby, as of the date of this Agreement, and Gary S. Murray and William S. Strang shall have entered into consulting agreements with FDC Technologies, Inc. in the forms approved by Buyer and Mr. Murray and Mr. Strang, respectively, and executed, subject to consummation of the transactions contemplated hereby, as of the date of this Agreement;

          (ix) TTI and Majority Holders shall have executed and delivered to Buyer the Noncompetition Agreements to which TTI or the Majority Holders are a party in the forms attached as exhibits hereto, and executed, subject to consummation of the transactions contemplated hereby, as of the date of this Agreement, each of the Sellers shall have executed the appropriate acknowledgement at the end of the Note payable to such Seller, TTI shall have executed and delivered to Buyer a mutually satisfactory Cooperation Agreement and Sellers shall have executed and delivered to Buyer the Escrow Agreement; and

          (x) The TimeBridge Transfers shall have been consummated and all proceedings with respect thereto shall be satisfactory to Buyer and its counsel in their reasonable discretion, including without limitation delivery of a reasonably satisfactory opinion of TTI's counsel.

The Buyer may waive any condition specified in this section 7(a) in writing, or by consummating the transactions contemplated hereby.

     (b) CONDITIONS TO OBLIGATION OF THE SELLERS. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in section 3(a) above shall be true and correct in all material respects at and as of the Closing Date (except for those expressly relating to a different date);


          (ii) the Buyer shall have performed and complied in all material respects with all of its covenants hereunder through the Closing;

          (iii) no action, suit, or proceeding shall be pending before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would prevent consummation of any of the transactions contemplated by this Agreement;

          (iv) all applicable waiting periods (and any extensions thereof) under the HartScott-Rodino Act shall have expired or otherwise been terminated;

          (v) the Sellers shall have received from counsel to the Buyer an opinion substantially in the form set forth in Exhibit D-2 attached hereto, addressed to the Sellers, reasonably satisfactory to Sellers and their counsel, and dated as of the Closing Date;

          (vi) Sellers shall have received from Buyer resolutions adopted by the Board of Directors of Buyer approving this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, certified by Buyer's corporate secretary or assistant secretary;

          (vii) FDC Technologies, Inc. and Buyer shall have executed and delivered to TimeBridge Technologies, Inc. and any applicable Seller, as applicable, the Ancillary Agreements to which TimeBridge Technologies, Inc. or such Seller is a party in the forms attached as exhibits hereto or, with respect to the Consulting Agreements of Majority Holders, in the forms initialed by the parties for identification as of the date of this Agreement, Buyer shall have executed and delivered to TimeBridge Technologies, Inc. a mutually satisfactory Cooperation Agreement, and Buyer shall have executed and delivered to the Seller Representative the Escrow Agreement; and

          (viii) Sellers shall have received from Buyer such certificates of its duly authorized officers and others to evidence compliance with the conditions set forth in this section 7(b) as may be reasonably requested by Sellers.

The Majority Holders may waive any condition specified in this section 7(b) in writing or by consummating the transactions contemplated hereby.


8.   CONSENTS TO ASSIGNMENT OR NOVATION; RISK OF LOSS.

     (a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or novate any Contract, or any claim or right or any benefit arising thereunder or resulting therefrom, if an attempted assignment or novation thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of Target thereunder. If such consent is not obtained, or if an attempted assignment or novation thereof would be ineffective or would affect the rights thereunder so that Target would not receive all such rights, Sellers and Buyer will cooperate, in all reasonable respects but without material cost to Sellers which is not promptly reimbursed by Buyer, to obtain such consent as soon as practicable and, until such consent is obtained, to provide to Target the benefits under any Contract to which such consent relates (with Target responsible for all the liabilities and obligations thereunder). Recognizing that any action taken by Sellers pursuant to this section 8(a) is at the request of and for the benefit of Buyer, Buyer agrees to indemnify and hold harmless Sellers from and against any claim, loss, liability, damages, cost or expense (including reasonable attorneys' fees and expenses) arising from or related to any breach or default under such contracts by Target following the Closing Date or any action taken by Sellers pursuant to the terms of this section 8(a) at the request of Buyer. No failure of a Contract to be transferred shall be deemed to affect any amount payable to Sellers pursuant to any provision of section 2 of this Agreement (subject to any set-off rights expressly provided for in this Agreement), except to the extent such failure is the result of any breach by Target or any Seller of any covenant, representation or warranty contained herein.

     (b) RISK OF LOSS. If any material portion of the tangible Assets is destroyed or damaged by fire or any other cause prior to the Closing Date which destruction or damage disables Target from carrying on, or materially impairs Target's ability to carry on, a material part of the Business, the Seller Representative shall give written notice to Buyer as soon as reasonably practicable after, but in any event within five (5) business days of, Majority Holders obtaining Knowledge thereof, including information as to the amount of insurance, if any, believed to cover such destruction or damage. In such event, prior to the Closing, Buyer shall have the option, which shall be exercised by written notice to the Seller Representative within ten (10) days after receipt of the Seller Representative's notice or, if there are not ten days prior to the Closing Date, as soon as practicable prior to the Closing Date, of (i) closing with such Assets in their destroyed or damaged condition, in which event Buyer shall be entitled to the proceeds of any insurance or other proceeds payable with respect to such loss and, subject to the limitations set forth in section 9 hereof, to indemnification for any uninsured portion of such loss to the extent provided by such section 9, and the full purchase price shall be paid, (ii) if agreed by the Seller Representative, excluding such Assets from the transaction contemplated hereby, in which case the purchase price shall be reduced by the amount allocated to such Assets, as mutually agreed between the Parties, and Sellers shall be entitled to promptly receive any insurance or other proceeds payable with respect to such loss, or (iii) after providing Target with a reasonable opportunity to repair such destruction or damage, terminating this Agreement in accordance with section 10.

9.   SURVIVAL; INDEMNIFICATION.

     (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing and continue in full force and effect for a period of two (2) years thereafter except as otherwise expressly set forth herein and except that those representations made with respect to the matters set forth in sections 4(a) (ii) and (iii), 4(j), 4(1), 4(w), 4(x) and 4(z) and any claim with respect thereto shall survive until ninety (90) days after the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in those sections, or (ii) as otherwise expressly set forth herein. The termination after Closing of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

     (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER. In the event Target or any Buyer suffers Adverse Consequences after the Closing as a result of (i) the breach by Sellers or Target of any of their respective representations and warranties contained in section 3(b) or 4 hereof or of any covenant in section 2, 5 or 6 hereof, (ii) any third party claim with respect to the operation of the Business or other actions of Target prior to the Closing Date (except to the extent any such claim constitutes a liability included on the Closing Net Asset Statement), (iii) any Excluded Liability or Pre-Closing Environmental Liability, or (iv) any material breach or default by Target under any of the Contracts prior to the Closing Date (each, a "BUYER INDEMNIFICATION MATTER"), provided that the Buyer makes a written claim for indemnification against Majority Holders pursuant to section 11(h) below within the survival period described above, then the Majority Holders jointly and severally agree to indemnify and hold harmless the Buyer and its Affiliates, and their respective directors, officers, shareholders and employees (collectively, the "BUYER PARTIES") from and against any Adverse Consequences the Buyer Parties may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer Parties may suffer after the end of any applicable survival period) directly resulting from or caused by such Buyer Indemnification Matter (calculated as set forth in subsection (e) below); provided, however, that (A) no Majority Holder shall have any obligation to indemnify any of the Buyer Parties from or against any Adverse Consequences resulting from any Buyer Indemnification Matter until the Buyer Parties have suffered Adverse Consequences by reason of all such Buyer Indemnification Matters in excess of $375,000 in the aggregate, after which point Majority Holders will be obligated only to indemnify the Buyer Parties from and against further such Adverse Consequences) and (B) there will be a $10,000,000 aggregate ceiling on the aggregate obligation of Majority Holders under this section 9(b) and any other sections of this Agreement providing for indemnification by Majority Holders; provided, however, that the limitations set forth in items (A) and (B) above shall not apply to (x) any breach of a covenant set forth in section 2, 5 or 6, or of the representation set forth in section 4(1)(ix), hereof, or (y) any indemnification for any Excluded Liability, except such excluded Liabilities as are described in clause (a) of the definition thereof and are not described in any other clause of such definition.

     (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF SELLERS. In the event (i) the Buyer breaches any of its representations, warranties, and covenants contained herein, or (ii) after the Closing, Target takes or fails to take any action under any Contract which constitutes part of the Assets, or fails fully and timely to perform its obligations with respect to any liabilities existing as of the Closing and not constituting Excluded Liabilities (each, a "SELLER INDEMNIFICATION MATTER"), and a claim is made against any Seller or any of the Seller Parties (as defined below) with respect thereto, provided that Seller or such Seller Party makes a written claim for indemnification against the Buyer pursuant to section 11(h) below within the survival period described above, then the Buyer agrees to indemnify, save, and hold harmless such Seller and its Affiliates (including TimeBridge Technologies, Inc.), and their respective directors, officers, shareholders and employees (collectively, the "SELLER PARTIES") from and against any Adverse Consequences such Seller Parties may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the such Seller Parties may suffer after the end of any applicable survival period) resulting from or caused by the Seller Indemnification Matter (calculated as set forth in subsection (e) below; PROVIDED, HOWEVER, that (A) the Buyer shall not have any obligation to indemnify the Sellers hereunder until the Sellers have suffered Adverse Consequences by reason of all Seller Indemnification Matters in excess of $375,000 in the aggregate, after which point the Sellers shall be entitled to indemnification for all such Adverse Consequences in excess of such amount, and
(B) there will be a $10 million aggregate ceiling on the aggregate obligation of the Buyer to indemnify the Sellers under this section 9(c) and further provided that the limitations set forth in items (A) and (B) above shall not apply to claims for breaches of any covenant set forth in section 2, 5 or 6 of this Agreement.

     (d)  MATTERS INVOLVING THIRD PARTIES.

          (i) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM" which may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING PARTY") under this section 9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing within ten
     (10) days after the Indemnified Party has Knowledge thereof, provided, however, that the Indemnified Party's failure timely to provide such notice shall not bar the Indemnified Party's right to indemnification hereunder if the Indemnified Party can establish that such failure has not materially prejudiced the Indemnifying Party's ability to defend the claim or proceeding.

          (ii) Any Indemnifying Party will have the right, at its sole cost and expense, to assume the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party at any time within ten (10) business days after the Indemnified Party has given notice of the Third Party Claim; PROVIDED, HOWEVER, that the Indemnifying Party shall not have the right to control the defense of any such claim or proceeding unless it has acknowledged in writing its obligation to indemnify the Indemnified Party from liability arising from such claim or proceeding pursuant to this section 9 (subject to any applicable limitations set forth in items (A) and (B) of subsections 9(b) and 9(c) above), and then, and periodically thereafter, provides the Indemnified Party with reasonably sufficient evidence of the ability of the Indemnifying Party to satisfy its obligations under this section 9 with respect to such Third Party Claim. In the event that the Indemnifying Party assumes the defense as set forth hereunder, the Indemnifying Party shall conduct the defense of the Third

     Party Claim with reasonable diligence thereafter. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided that Indemnifying Party's counsel will consult with such co-counsel, but shall remain in sole control of such action.

          (iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with section 9(d)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld, conditioned or delayed unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose any material injunction or other equitable relief upon the Indemnified Party and (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld, conditioned or delayed unreasonably).

          (iv) In the event none of the Indemnifying Parties assumes and conducts the defense of the Third Party Claim in accordance with section 9(d)(ii) above, however, (A) the Indemnified Party may defend against the Third Party Claim in any manner he or it reasonably may deem appropriate; provided that the Indemnified Party shall conduct the defense of the Third Party Claim with reasonable diligence and (B) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the extent provided in this section 9. In such event (1) the Indemnifying Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, and the Indemnified Party's counsel will consult with such co-counsel but shall remain in sole control of such proceeding, and (2) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld, conditioned or delayed unreasonably).

     (e) DETERMINATION OF ADVERSE CONSEQUENCES. The Parties shall make appropriate adjustments for tax consequences and insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate from the later of the Closing Date or (x) the date of incurrence of such Adverse Consequences, if not involving a Third Party Claim, or the date of such Third Party Claim) in determining Adverse Consequences for purposes of this section 9. All indemnification payments under this section 9 shall be deemed adjustments to the Purchase Price.

     (f) EXCLUSIVE REMEDY. The Buyer and Sellers acknowledge and agree that, except (i) as otherwise set forth in this Agreement, (ii) with respect to actual fraud, intentional misconduct and violations of law, and (iii) for claims brought for breaches of or default under any Ancillary Agreement, the foregoing indemnification provisions in this section 9, together with any other indemnification provisions expressly set forth in this Agreement, shall be the exclusive remedy of the Buyer and Sellers with respect to matters relating to the Business and the Assets and the transactions contemplated by this Agreement. Without limiting the foregoing, Buyer acknowledges that Target's inclusion as a Party to this Agreement is not intended to, nor shall it have the effect of, enlarging the liability of the Majority Holders beyond the limitations set forth in this section 9.

     (g) RIGHT OF SET-OFF. In addition to any other remedies, any Claims under this section 9 are, at the option of the Buyer, subject to the following right of set-off. The principal amount of the Notes (including the Notes held by the Minority Holders, notwithstanding the fact that such Minority Holders are not liable for indemnifying the Buyer Parties under this Section 9) is subject to adjustment following the Closing for any amount finally determined to be payable by or to Buyer or the Sellers pursuant to this section 9. Any such adjustment is intended as, and shall be treated by the Parties as, an adjustment to the Total Consideration. If the principal amount of the Note is adjusted pursuant to this subsection (h), such adjustment shall be deemed to be made effective as of the later of (i) Closing Date, or (ii) the date such Claim arose, and all interest that may have accrued on the principal amount so canceled or added shall also be deemed to be retroactively canceled or added, effective as of such date. Upon any adjustment of the principal amount of the Note, Sellers shall, upon request of Buyer, surrender the outstanding Note for a replacement Note reflecting the adjusted principal amount, and Buyer shall, upon request of Sellers, execute and deliver to Sellers such replacement Note.

10. TAX MATTERS. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters:

     (a) The Majority Holders shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Target for all periods ending on or prior to the Closing Date which are filed after the Closing Date. All Tax Returns for Target prepared by the Majority Holders shall be prepared in a manner consistent with past practices, except as otherwise required by applicable law. Buyer shall, and shall cause Target to, promptly provide and make available to the Majority Holders all information they may request for the purpose of preparing and filing any such return or working on any such audit. The Parties acknowledge and agree that, by reason of Target's status as an S corporation, Target's current taxable year will end as of the Closing.

     (b) Any Tax refunds that are received by Buyer or by Target, and any amounts credited against Tax to which Buyer or Target become entitled, that relate to Tax periods ending on or before the Closing Date shall be for the account of Sellers, and Buyer shall pay over to the Seller Representative, for distribution to the Sellers pro rata, any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. Buyer shall, if Seller Representative so requests and at Sellers' expense, cause Target to file for and obtain any refund to which Sellers are entitled under this section 10(b); provided that the Seller Representative shall not file to obtain any refund that would have the effect of increasing any Tax liability of Target for any taxable period ending after the Closing Date without obtaining Buyer's consent, which consent shall not unreasonably be withheld. Buyer shall permit the Seller Representative to represent Target before the relevant taxing authority with respect to such refund claim, provided that the Seller Representative (i) shall keep Buyer informed regarding the progress and substantive aspects of any such refund claim, and (ii) shall not compromise or settle any such refund claim if such compromise or settlement would have the effect of increasing any Tax liability of Target for any taxable period ending after the Closing Date without obtaining Buyer's consent, such consent not to be unreasonably withheld. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to the Buyer or Target of any amount accrued on the Closing Net Asset Statement, the Buyer shall pay such amount to the Seller Representative, for distribution to Sellers, pro rata, within fifteen (15) days after receipt or entitlement thereto. In the event that any refund or credit of Taxes for which a payment has been made pursuant to this section 10(b) is subsequently reduced or disallowed, the Majority Holders shall indemnify and hold harmless Target for any Taxes assessed against Target (except for any penalties that would otherwise be included as part of such Taxes, unless such refund was sought at the request of the Seller Representative) by reason of the reduction or disallowance.

     (c) Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns for Target and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

     (d) Buyer and Sellers further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

     (e) Buyer and Sellers further agree, upon request, to provide each other party with all information that either party may be required to report pursuant to section Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

     (f) Any transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law.

     (g) Sellers shall have no liability with respect to any Taxes of any kind with respect to Target or its Assets or operations (i) with respect to all tax periods beginning after the Closing Date, (ii) with respect to any tax period of Target beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion thereof beginning after the Closing Date, or
(iii) with respect to any Pre-Closing Partial Period, but only to the extent such Taxes were paid prior to Closing or are provided for on the Closing

Net Asset Statement. Except as set forth in subsection 10(f) above, Sellers shall have sole liability for all Taxes that arise from the actual sale of the Target Shares or any deemed sale of the Assets occurring as a result of the Election.

     (h) Buyer, Sellers and Target agree that the Compensation Amount shall be claimed by Target as a deduction in the period ending on the Closing Date.

     (i) CONTESTS. Sellers and Buyer agree to give prompt notice to each other of any proposed adjustment to Taxes for periods of Target ending on or prior to the Closing Date or any Pre-closing Partial Period. Sellers and Buyer shall cooperate with each other in the conduct of any audit or other proceedings involving Target for such periods and each party may participate at its own expenses, provided that Target may only participate if the proposed adjustment affects an item of Tax for any period that includes the day after the Closing or if the proposed adjustment affects any taxable period beginning after the Closing Date. Seller Representative shall have the right to control the conduct of any such audit or proceeding for which Seller Representative agrees that any resulting Tax allocable to any period prior to or including the Closing Date is covered by the indemnity provided in Section 9 of this Agreement, (such audit or other proceeding, a "Sellers' Contest"), provided that: (i) Seller Representative shall keep Buyer informed regarding the progress and substantive aspect of any Sellers' Contest and (ii) Seller Representative shall not compromise or settle any Sellers' Contest without Buyer's consent, which consent may not be unreasonably withheld. If Seller Representative chooses to direct a Sellers' Contest, Buyer shall cause powers of attorney authorizing Seller Representative to represent Target before the relevant taxing authority and such other documents as are reasonably necessary for Seller Representative to control the conduct of any Sellers' Contest.

     (j) SECTION 338(h)(10) ELECTION AND ALLOCATION OF PURCHASE PRICE. (i) Each Seller and Buyer shall jointly make the election provided for by Section 338(h)(10) of the Code and any corresponding elections under state, local or foreign tax law (the "Election") with respect to the purchase and sale of Target Shares. Seller Representative and Buyer shall provide to the other all necessary information to permit the Election to be made. Seller Representative and Buyer shall, as promptly as practicable following the Closing Date, take all actions necessary and appropriate (including filing IRS from 8023-A and other such forms, returns, elections, schedules, attachments and other documents as may be required (the "Forms")) to effect and preserve a timely election.

          (i) Buyer and the Majority Holders agree that the aggregate fair market value of the Assets (the "Aggregate Fair Market Value") will be appraised at Buyer's expense by Price Waterhouse or an appraisal firm of Buyer's choosing acceptable to the Seller Representative in his reasonable judgment (the "Appraisal"). The Appraisal shall be provided to the Seller Representative simultaneously with Buyer.

          (ii) In connection with the Election, Buyer and Seller Representative shall mutually determine (i) the amount of the modified aggregated deemed sales price ("MADSP") of the Target Shares (within the meaning of Treas. Reg. Section 1.338(h)(10)-l(f)) and (ii) based on the Aggregate Fair Market Value as determined in the Appraisal, the proper allocation of the MADSP among the Assets in accordance with Treas. Reg. Section 1.338(h)(10)-l(f). The allocations referred to in the preceding sentence are referred to herein as the "Allocations." Buyer and Seller Representative will calculate the gain or loss, if any, in a manner consistent with the Allocations, and Buyer and each Seller will not take any position inconsistent with the Allocations in any Tax Return (subject to appropriate adjustments pursuant to Treas. Reg.
     Section 1.338(h)(10)-l(f)(4)).

          (iii) Buyer shall prepare IRS Form 8594 allocating the Purchase Price (including any Adjustment Amount under Section 2.5 hereof) in accordance with Section 1060 of the Code in light of the Aggregate Fair Market value as found by the Appraisal and such other information as required by Form 8594 and shall forward it within one hundred twenty (120) days after Closing to Seller Representative for his approval, which approval shall not be unreasonably withheld. In accordance with Code Section 1060(e), Buyer and each of the Majority Holders shall file with their respective federal income tax returns for the tax year in which the Closing occurs, IRS Form 8594 containing the information agreed upon by the parties pursuant to the immediately preceding sentence.

          (iv) Buyer shall prepare, after consultation with Seller Representative, each Form and shall within thirty (30) days prior to the latest date for the filing of each Form, submit each such Form to Seller Representative for Seller Representative's approval, which approval shall not be unreasonably withheld.

11.  TERMINATION.

     (a) TERMINATION OF AGREEMENT. Either Buyer or Majority Holders may terminate this Agreement as provided below:

          (i) Buyer and Majority Holders may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (ii) Buyer may terminate this Agreement by giving written notice to the Seller Representative at any time prior to the Closing (A) in the event any of the Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller Representative of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before the Termination Date (as defined below), by reason of the material failure of any condition precedent under section 7(a) hereof (unless the breach of any representation, warranty, or covenant of Buyer contained in this Agreement is a material factor therein); or (C) if consummation of the transactions contemplated by this Agreement is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction, or (D) if such termination would be authorized pursuant to section 8(b) hereof; and

          (iii) Majority Holders may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Majority Holders have notified the Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before the Termination Date, by reason of the material failure of any condition precedent under section 7(b) hereof (unless the breach of any representation, warranty, or covenant of Target or any Seller contained in this Agreement is a material factor therein); or
     (C) if consummation of the transactions contemplated by this Agreement is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

          (iv) "Termination Date" means July 3, 1997; provided that Buyer may extend the Termination Date, by written notice to Seller Representative prior to any termination of this Agreement, to a date not later than July 31, 1997 in order to obtain satisfaction of the closing conditions set forth in Section 7(a)(vii) and/or Section 7(a)(x).

          (v) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to section 11(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); PROVIDED, HOWEVER, that (i) the confidentiality provisions contained in section 5(f) above and in any letter agreement with Quarterdeck Investment Partners previously executed by Buyer or its any of its Affiliates shall survive termination, and (ii) the provisions of Article 12 shall apply.

12.  BREACH OF AGREEMENT.

     (a) BREACH AND OPPORTUNITY TO CURE. If any party shall breach the terms of this Agreement or default in the performance of its obligations to be performed hereunder prior to Closing, the nondefaulting party shall have the right to provide the applicable Seller and Majority Holders, or Buyer, as applicable, with notice specifying in reasonable detail the nature of such breach or default. If such breach or default has not been cured within the time period specified in section 10 above, or by two (2) business days prior to the Closing Date, if earlier, then the party giving such notice may (i) terminate this Agreement by giving written notice to the defaulting party hereunder, (ii) extend the Closing Date for a period not in excess of ten (10) days, if such default has not been cured by the Closing Date (but no such extension shall constitute a waiver of such nondefaulting party's right to terminate as a result of such default), (iii) exercise the remedies available to such party pursuant to sections 12(b) or 12(c), as applicable, subject to the right of the other party to contest such action through appropriate proceedings, and/or (iv) proceed to Closing.

     (b) SELLERS' REMEDIES FOR FAILURE OF BUYER TO CLOSE. Buyer recognizes that if the transactions contemplated hereby are not consummated as a result of Buyer's default, Sellers would incur damages, the extent of which is extremely difficult and impractical to ascertain.

The parties, therefore, agree that if this Agreement is terminated or the transactions contemplated are otherwise not consummated due to the material default of Buyer, Buyer shall pay to the Sellers its costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, up to Five Hundred Thousand Dollars ($500,000), as liquidated damages, as Sellers' sole and exclusive remedy in full settlement of any damages of such failure to close. The parties agree that this sum shall be in lieu of any and all other relief to which Sellers might otherwise be entitled due to such failure to close.

     (c) BUYER'S REMEDIES FOR FAILURE OF SELLERS TO CLOSE. Sellers agree that the Target Shares represent unique property that cannot be readily obtained on the open market and that Buyer would be irreparably injured if Sellers' obligation to sell the Target Shares to Buyer pursuant to this Agreement is not specifically enforced after default. Therefore, Buyer shall have the right to specifically enforce Sellers' obligation to sell the Target Shares to Buyer pursuant to this Agreement, and Sellers agree to waive the defense in any such suit that Buyer has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy. In addition, Buyer shall be entitled to obtain from Sellers court costs and reasonable attorneys' fees incurred by Buyer in enforcing its rights under this subsection (c). As a condition to seeking specific performance, Buyer shall not be required to have tendered the Cash Consideration, but shall be ready, willing and able to do so. In the event Buyer elects not to seek specific performance, but instead to terminate this Agreement as a result of any PreClosing Default, then Buyer shall be entitled to recover its costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, up to Five Hundred Thousand Dollars ($500,000), as liquidated damages, as Buyer's sole and exclusive remedy in full settlement of any damages of such wrongful failure of Sellers to close. If, upon the default of Sellers in their obligation to close hereunder, Buyer seeks specific performance and does not prevail in its attempt to obtain specific performance, then Buyer shall be entitled to recover its costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, up to Five Hundred Thousand Dollars ($500,000), as liquidated damages, as Buyer's sole and exclusive remedy in full settlement of any damages arising from such wrongful failure of Sellers to close.

     (d) PARTIES' REMEDIES FOR BREACH AFTER CLOSING. For the breach by any of the Parties of any covenant or agreement of such Party to be performed after the Closing, the nondefaulting Party shall have the rights provided for under section 9 hereof, and all other rights and remedies available for breach of contract at law and in equity.

13.  Miscellaneous.

     (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Seller Representative; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will advise the other Parties prior to making the disclosure).

     (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided that Gary S. Murray is an intended third party beneficiary of subsection 6(c) above, and the Buyer Parties and Seller Parties are intended third party beneficiaries of section 9 hereof.

     (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

     (d) FURTHER ASSURANCES. Each Party to this Agreement shall execute such documents and take, or cause Target to take, such further actions as may reasonably be necessary to implement the provisions of this Agreement.

     (e) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and Majority Holders; PROVIDED, HOWEVER, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates or as collateral to its financing source and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the original Buyer nonetheless shall remain fully responsible for the performance of all obligations hereunder designated as the obligations of Buyer); and (iii) after the Closing Date, assign its rights and obligations under this Agreement to any Person in connection with a sale or other disposition of substantially all of the Business or substantially all of Target's assets, without the consent of Sellers.

     (f) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (g) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (h) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given when personally delivered against a signed receipt or delivered by recognized overnight courier (and then at the time of delivery or when delivery is refused) or if it is sent by certified mail, return receipt requested, postage prepaid (and then three business days after deposited in such mail) and addressed to the intended recipient as set forth below:

     If to the Sellers:  c/o Gary S. Murray
                         12606 Pleasant Prospect Road

                         Mitchellville, MD 20716

          Copy to:            Weldon H. Latham, Esq.
                         Shaw, Pittman, Potts & Trowbridge
                         2300 N. Street, N.W.
                         Washington, D.C. 20037

      If to the Buyer:   c/o The Carlyle Group
                         1001 Pennsylvania Avenue, N.W.
                         Suite 220 South
                         Washington, D.C. 20004
                         Attn: William E. Conway, Jr.

     Copy to:            Eric A. Stern, Esq.
                         Latham & Watkins
                         1001 Pennsylvania Avenue, N.W.
                         Suite 1300
                         Washington, D.C. 20004

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (i) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

     (j) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Majority Holders, provided that each Seller must agree to any amendment or modification of the representations and warranties of the individual Sellers in section 3(b) hereof. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (k) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (l) EXPENSES. Except as otherwise set forth herein, each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     (m) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

     (n) INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                                   * * * * *

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on [as of] the date first above written.


                         FEDERAL DATA CORPORATION


                         By:/s/ Peter J. Clare
                            --------------------------
                         Title:_______________________

                         /s/ Gary S. Murray
                         -----------------------------
                         Gary S. Murray

                         /s/ Areather T. Murray
                         -----------------------------
                         Areather T. Murray

                         /s/ William S. Strang
                         -----------------------------
                         William S. Strang


                         /s/ Holton B. Shipman, Jr.
                         -----------------------------
                         Holton B. Shipman, Jr.


                         /s/ Authorized Signatory
                         -----------------------------
                         James K. White


                          /s/ Authorized Signatory
                         -----------------------------
                         Peter A. Perucci


                         /s/ Authorized Signatory
                         -----------------------------
                         Myron Erkiletian



                    SYLVEST MANAGEMENT SYSTEMS CORPORATION


                    By: /s/ Gary S. Murray
                        -------------------------------
                    Title:_____________________________


                                       S-1